SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Soliciting Material Under Rule 14a-12

[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials

Regeneron Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
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[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
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	4)	Date Filed:

777 Old Saw Mill River Road

Tarrytown, New York 10591-6707

April 26, 2013

Dear Fellow Shareholders:

It is my pleasure to invite you to attend the 2013 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. to be held on Friday, June 14, 2013 at 10:30 a.m. at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591.

This year we are again using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this process provides you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the costs of printing and distributing the proxy materials and conserve resources. On or about April 26, 2013, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2012 annual report and vote via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials and our 2012 annual report.

Each of the Notice of Internet Availability of Proxy Materials that will be mailed and the Notice of Annual Meeting of Shareholders and proxy statement contained herein identifies the items we plan to address at the Annual Meeting. At the Annual Meeting, we will also present a brief report on the Company and our business and give you the opportunity to ask questions of interest to Regeneron’s shareholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you can cast your vote via the Internet or by telephone, or, if you receive paper copies of the proxy materials, by completing the accompanying proxy and returning it in the prepaid envelope provided. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously submitted a proxy.

I look forward to seeing you on June 14th.

Sincerely,

P. Roy Vagelos, M.D. Chairman of the Board of Directors

REGENERON PHARMACEUTICALS, INC.

777 Old Saw Mill River Road

Tarrytown, New York 10591

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2013 Annual Meeting of Shareholders of Regeneron Pharmaceuticals, Inc. (the “Company”) will be held on Friday, June 14, 2013, commencing at 10:30 a.m., at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York, for the following purposes:

(1)	to elect four directors for a term of three years;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

(3)	to act upon such other matters as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

The board of directors has fixed the close of business on April 17, 2013 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) or postponement(s) thereof.

Pursuant to the rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, beginning on or about April 26, 2013, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the record date. As of the date of mailing of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the proxy materials on a website referenced in the Notice of Internet Availability of Proxy Materials.

The Notice of Internet Availability of Proxy Materials also contains a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of any of the proxy statement, our 2012 annual report, and/or a form of proxy relating to the Annual Meeting. These materials are available free of charge. The Notice also contains information on how to access and vote the form of proxy.

As Authorized by the Board of Directors,

Joseph J. LaRosa Senior Vice President, General Counsel and Secretary

April 26, 2013

REGENERON PHARMACEUTICALS, INC.

777 Old Saw Mill River Road

Tarrytown, New York 10591

April 26, 2013

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Where and when will the 2013 Annual Meeting be held?

The 2013 Annual Meeting is scheduled for June 14, 2013, commencing at 10:30 a.m., at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591. If you are planning to attend the meeting, directions to this location are available on our website at www.regeneron.com.

Why did you receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

The “Notice and Access” rules of the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this proxy statement and our annual report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders received a Notice of Internet Availability of Proxy Materials (the “Notice”) and will not receive printed copies of the proxy materials unless they request them. The Notice will be mailed beginning on or about April 26, 2013. The Notice includes instructions on how you may access and review all of our proxy materials via the Internet. The Notice also includes instructions on how you may vote your shares. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials. Any request to receive proxy materials by mail or e-mail will remain in effect until you revoke it.

Why didn’t you receive a notice in the mail about the Internet availability of the proxy materials?

Shareholders who previously elected to access the proxy materials over the Internet will not receive a notice in the mail about the Internet availability of the proxy materials. Instead, these shareholders should have received an e-mail with links to the proxy materials and the proxy voting website. In addition, shareholders who participate and hold shares of common stock in the Regeneron Pharmaceuticals, Inc. 401(k) Savings Plan will receive copies of the proxy materials.

Can you vote your shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Why did we send you the Notice?

We sent you the Notice regarding this proxy statement because Regeneron’s board of directors is asking (technically called soliciting) holders of the Company’s common stock, par value $.001 per share, and Class A stock, par value $.001 per share, to provide proxies to be voted at our 2013 Annual Meeting of Shareholders or at any adjournment(s) or postponement(s) of the meeting.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the record date, April 17, 2013, are entitled to vote at the Annual Meeting shares of common stock and/or Class A stock held of record on that date. As of April 17, 2013, 95,908,088 shares of common stock and 2,058,057 shares of Class A stock were issued and outstanding. The common stock and the Class A stock vote together on all matters as a single class, with the common stock being entitled to one vote per share and the Class A stock being entitled to ten votes per share.

What are you being asked to vote on?

We are asking you to vote on:

•	the election of four directors for a term of three years (Proposal No. 1); and

•	ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal No. 2).

What are the Board’s recommendations?

The board of directors recommends that you vote:

•	FOR election of the four nominated directors (Proposal No. 1); and

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 2).

How can you vote?

In person. If you are a shareholder of record, you may vote in person at the Annual Meeting. The Company will give you a ballot when you arrive. If you are a beneficial owner of shares held in the name of your bank, broker, or other nominee, or in “street name”, to vote in person at the Annual Meeting you must obtain from your nominee and bring to the meeting a “legal proxy” authorizing you to vote such shares held as of the record date. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Instructions on voting by proxy are included below.

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com. You will need the 12 digit control number included on the Notice or, if you received a paper copy of the proxy materials, the proxy card or voting instruction form you received. You may vote via the Internet through 11:59 p.m., Eastern Time, on June 13, 2013.

Via telephone. If you received printed copies of the proxy materials, you may vote by proxy via telephone by calling the toll free number found on the proxy card or the voting instruction form. You will need the 12 digit control number included on the proxy card or voting instruction form. You may vote via telephone through 11:59 p.m., Eastern Time, on June 13, 2013.

By mail. If you received printed copies of the proxy materials, you may vote by proxy by completing the proxy card or voting instruction form and returning it in the envelope provided.

How are proxies voted?

If you vote by proxy in time for it to be voted at the Annual Meeting, one of the individuals named as your proxy will vote your shares as you have directed. If you submit a proxy, but no indication is given as to how to vote your shares as to a proposal, your shares will be voted in the manner recommended by the board of directors. The board of directors knows of no matter, other than those indicated above under “What are you being asked to vote on?”, to be presented at the Annual Meeting. If any other matter properly comes before the Annual Meeting, the persons named and designated as proxies will vote your shares in their discretion.

If you are the beneficial owner of shares held in street name, your broker will not have discretionary voting authority to vote those shares with respect to the election of directors (Proposal No. 1). Therefore, if you do not furnish your broker with voting instructions, a broker non-vote will result and your shares will not be voted on Proposal No. 1. Brokers holding your shares in their name will have discretionary voting authority to vote those shares with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 2) without instruction from you, and, accordingly, broker non-votes will not occur with respect to Proposal No. 2. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

If you are a Regeneron employee or former employee, how do you vote shares in the Company Stock Fund in your 401(k) account?

If you participate and hold shares of common stock in the Regeneron Pharmaceuticals, Inc. 401(k) Savings Plan, you may provide voting instructions to Fidelity Management Trust Company, the plan’s trustee, (1) through the Internet at www.proxyvote.com by 11:59 p.m., Eastern Time, on June 11, 2013, (2) by calling 1-800-690-6903 by 11:59 p.m., Eastern Time, on June 11, 2013, or (3) by returning your completed proxy card by mail. The trustee will vote your shares in accordance with your instructions. If you do not provide timely voting instructions to the trustee, the trustee will vote your shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in the plan.

Can you change your vote or revoke your proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised. If you voted by proxy electronically through the Internet or by telephone as described above, you may simply vote again at a later date using the same procedures, in which case the later submitted proxy will be recorded and the earlier vote revoked. If you submitted your proxy by mail, you must (i) file with the Secretary or Assistant Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy you previously submitted or (ii) duly execute a later dated proxy relating to the same shares and deliver it to the Secretary or Assistant Secretary of the Company or other designee before the taking of the vote at the Annual Meeting. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary or Assistant Secretary of the Company before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you hold your shares through a broker, bank, or other nominee in “street name,” you will need to contact them or follow the instructions in the voting instruction form used by the firm that holds your shares to revoke your proxy.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders as of the record date of shares of common stock and Class A stock having a majority of the voting power of all shares of common stock and Class A Stock outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting. Shares held as of the record date by holders who are present or represented by proxy at the Annual Meeting but who have abstained from voting or have not voted with respect to some or all of such shares on any proposal to be voted on at the Annual Meeting will be counted as present for purposes of establishing a quorum.

What vote is required to approve each item?

The election of directors (Proposal No. 1) will be determined by a plurality of the votes cast in person or by proxy at the Annual Meeting. Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 2) requires the affirmative vote of a majority of the votes cast on the matter in person or by proxy at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, such matter also will be determined by the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

What is the effect of abstentions and broker non-votes?

Shares represented by proxies which are marked “WITHHELD” with regard to the election of directors (Proposal No. 1) will be excluded entirely from the vote on this proposal and thus will have no effect on the outcome of the vote. Shares represented by proxies which are marked “ABSTAIN” with regard to the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013 (Proposal No. 2) will have no effect on the outcome of the vote on that proposal because abstentions do not constitute votes cast. Similarly, broker non-votes that may occur with respect to the election of directors (Proposal No. 1) are not considered votes cast and, therefore, will have no effect on the outcome of the vote on that proposal.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

Pursuant to the Company’s Certificate of Incorporation, the board of directors is divided into three classes, denominated Class I, Class II, and Class III, with members of each class holding office for staggered three-year terms. There are currently three Class I Directors whose term expires at the 2013 Annual Meeting, four Class II Directors whose term expires at the 2014 Annual Meeting, and five Class III Directors whose term expires at the 2015 Annual Meeting (in all cases, subject to the election and qualification of their successors and to their earlier death, resignation, or removal).

The board of directors, upon the recommendation of the Corporate Governance and Compliance Committee, has nominated for election at the 2013 Annual Meeting Leonard S. Schleifer, M.D., Ph.D., Eric M. Shooter, Ph.D., and George D. Yancopoulos, M.D., Ph.D. as Class I Directors for a three-year term expiring at the 2016 Annual Meeting. In addition, consistent with Article VI of the Company’s Certificate of Incorporation and Section 704 of the New York Business Corporation Law, the board of directors has determined that it would be in the best interests of the Company and its shareholders to apportion the directorships equally among the three classes of the board so that each class consists of four directors. To effect this equal apportionment, the board of directors, upon recommendation of the Corporate Governance and Compliance Committee, has also nominated Michael S. Brown, M.D., currently a Class III Director whose term expires at the 2015 Annual Meeting, for election as a Class I Director at the 2013 Annual Meeting for a three-year term expiring at the 2016 Annual Meeting. If for any reason Dr. Brown is not elected as a Class I Director at the 2013 Annual Meeting, he will continue to serve as a Class III Director and his term will expire at the 2015 Annual Meeting.

Biographical information is given below, as of April 17, 2013, for each nominee for Class I Director, and for each Class II and Class III Director whose term of office will continue after the 2013 Annual Meeting. All the nominees are presently directors and were previously elected by the shareholders. None of the corporations or other organizations referred to below with which a director has been or is currently employed or otherwise associated is a parent, subsidiary, or affiliate of the Company.

The Board Unanimously Recommends a Vote FOR the Election of Michael S. Brown, M.D., Leonard S. Schleifer, M.D., Ph.D., Eric M. Shooter, Ph.D., and George D. Yancopoulos, M.D., Ph.D. as Class I Directors for a three-year term expiring at the 2016 Annual Meeting.

Nominees for Class I Directors for Election at the 2013 Annual Meeting

for a Term Expiring at the 2016 Annual Meeting

Michael S. Brown, M.D.	MICHAEL S. BROWN, M.D., 72, has been a Director of the Company since June 1991. Dr. Brown holds the Distinguished Chair in Biomedical Sciences, a position he has held since 1989, is a Regental Professor of Molecular Genetics and Internal Medicine, and the Director of the Jonsson Center for Molecular Genetics, at The University of Texas Southwestern Medical Center at Dallas, positions he has held since 1985. Drs. Brown and Goldstein jointly received the Nobel Prize for Physiology or Medicine in 1985. Dr. Brown is a member of the National Academy of Sciences, the Institute of Medicine, and Foreign Member of the Royal Society (London). Dr. Brown retired as a member of the board of directors of Pfizer Inc. in 2012. Dr. Brown’s distinguished scientific and academic background, including his receipt of the Nobel Prize for Physiology or Medicine in 1985, and his significant industry experience gained through his service on the board of directors of the Company and of a leading pharmaceutical company, led to the board’s decision to nominate Dr. Brown for reelection to the board.

Leonard S. Schleifer, M.D., Ph.D.	LEONARD S. SCHLEIFER, M.D., Ph.D., 60, founded the Company in 1988, has been a Director and its President and Chief Executive Officer since its inception, and served as Chairman of the Board from 1990 through 1994. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology. With more than 25 years of experience as Chief Executive Officer of the Company, Dr. Schleifer brings to the board an incomparable knowledge of the Company, significant leadership experience, and an in-depth understanding of the complex research, drug development, and business issues facing companies in the biopharmaceutical industry. Dr. Schleifer’s significant industry and leadership experience, as well as his extensive knowledge of the Company, led to the board’s decision to nominate Dr. Schleifer for reelection to the board.

Eric M. Shooter, Ph.D.	ERIC M. SHOOTER, Ph.D., 88, a co-founder of the Company, has been a non-employee Director since 1988. Dr. Shooter has been a Professor at Stanford University School of Medicine since 1968 and is now a Professor Emeritus. He was the founding Chairman of the Department of Neurobiology at Stanford University School of Medicine in 1975 and served as its Chairman until 1987. Dr. Shooter is a Fellow of the Royal Society of London and a member of the National Academy of Sciences. Dr. Shooter is a respected pioneer and thought leader in the area of neurobiology research who is perhaps best known for characterizing the protein known as nerve growth factor, or NGF. Dr. Shooter’s extensive research experience and his distinguished scientific and academic background led to the board’s decision to nominate Dr. Shooter for reelection to the board.

George D. Yancopoulos, M.D., Ph.D.	GEORGE D. YANCOPOULOS, M.D., Ph.D., 53, joined the Company in 1989 as its Founding Scientist and is currently President, Regeneron Laboratories and Chief Scientific Officer. While holding leadership positions, Dr. Yancopoulos headed the Company’s laboratories and science organization since joining the Company and, in 1998, was named the Company’s first Chief Scientific Officer. Dr. Yancopoulos joined the board in 2001. He received his M.D. and Ph.D. from Columbia University. Dr. Yancopoulos was the 11th most highly cited scientist in the world in the 1990s, and in 2004 he was elected to be a member of the National Academy of Sciences. Dr. Yancopoulos, together with key members of his team, is a principal inventor and developer of the Companuy’s three FDA-approved drugs, EYLEA® (aflibercept) Injection, ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion, and ARCALYST® (rilonacept) Injection for Subcutaneous Use, as well as of its foundation technologies, including the TRAP technology, VelociGene®, and VelocImmune®. As one of the few members of the National Academy of Sciences from industry and as an author of a substantial number of scientific publications, Dr. Yancopoulos has a distinguished record of scientific expertise. Dr. Yancopoulos also brings to the board his experience in leading and managing a complex research and development organization and his in-depth knowledge of the Company’s technologies and research and development programs. Dr. Yancopoulos’ significant industry and scientific experience, as well as his extensive knowledge of the Company, led to the board’s decision to nominate Dr. Yancopoulos for reelection to the board.

Class II Directors Continuing in Office

Term Expires at the 2014 Annual Meeting

Alfred G. Gilman, M.D., Ph.D.	ALFRED G. GILMAN, M.D., Ph.D., 71, a co-founder of the Company, has been a non-employee Director of the Company since July 1990. Dr. Gilman is a Regental Professor Emeritus of Pharmacology at The University of Texas Southwestern Medical Center at Dallas. He was the chief scientific officer of the Cancer Prevention and Research Institute of Texas from 2009 to 2012. He previously served as executive vice president for academic affairs and provost of The University of Texas Southwestern Medical Center at Dallas, dean of The University of Texas Southwestern Medical School, and professor of pharmacology at The University of Texas Southwestern Medical Center. Dr. Gilman is a member of the National Academy of Sciences, and he received the Nobel Prize for Physiology or Medicine in 1994. He is one of the inaugural fellows of the American Association of Cancer Research. Dr. Gilman is a member of the Board of Directors of Eli Lilly & Company. Dr. Gilman’s distinguished scientific and academic background, including his receipt of the Nobel Prize for Physiology or Medicine in 1994, and his leadership positions at the Cancer Prevention and Research Institute of Texas, The University of Texas Southwestern Medical Center at Dallas, and The University of Texas Southwestern Medical School, together with his extensive experience as a director of the Company and of a leading pharmaceutical company, led the board to conclude that Dr. Gilman should serve as a director.

Joseph L. Goldstein, M.D.	JOSEPH L. GOLDSTEIN, M.D., 72, has been a Director of the Company since June 1991. Dr. Goldstein has been a Professor of Molecular Genetics and Internal Medicine and the Chairman of the Department of Molecular Genetics at The University of Texas Southwestern Medical Center at Dallas since 1977. Dr. Goldstein is a member of the National Academy of Sciences, the Institute of Medicine, and the Royal Society (London). He also serves on the Boards of Trustees of The Rockefeller University and the Howard Hughes Medical Institute. Drs. Goldstein and Brown jointly received the Nobel Prize for Physiology or Medicine in 1985. Dr. Goldstein’s extensive research experience, his distinguished scientific and academic credentials, including his receipt of the Nobel Prize for Physiology or Medicine in 1985, and his substantial understanding of the Company gained through his service as a director since 1991, led the board to conclude that Dr. Goldstein should serve as a director.

Christine A. Poon	CHRISTINE A. POON, 60, has been a director of the Company since November 2010. Ms. Poon is Dean and holds the John W. Berry, Sr. Chair in Business at The Max M. Fisher College of Business at The Ohio State University, a position she has held since 2009. Prior to joining Fisher, Ms. Poon spent eight years at Johnson & Johnson, most recently as vice chairman and worldwide chairman of pharmaceuticals. At Johnson & Johnson, she served on the company’s board of directors and executive committee and was responsible for managing the pharmaceutical businesses of the company. Prior to joining Johnson & Johnson, Ms. Poon spent 15 years at Bristol-Myers Squibb Company, a pharmaceutical company, where she held senior leadership positions including president of international medicines and president of medical devices. Ms. Poon serves on the board of directors of Prudential Financial, Inc. and the Supervisory Board of Royal Philips Electronics. Ms. Poon’s extensive expertise in domestic and international business operations, including sales and marketing and commercial operations, and her deep strategic and operational knowledge of the pharmaceutical industry, led the board to conclude that Ms. Poon should serve as a director.

P. Roy Vagelos, M.D.	P. ROY VAGELOS, M.D., 83, has been Chairman of the Board of the Company since January 1995. Prior to joining Regeneron, Dr. Vagelos was Chairman of the Board and Chief Executive Officer of Merck & Co., Inc., a global pharmaceutical company. He joined Merck in 1975, became a director in 1984, President and Chief Executive Officer in 1985, and Chairman in 1986. Dr. Vagelos retired from all positions with Merck in 1994. Dr. Vagelos served on the board of directors of Theravance, Inc. through April 2010. During his tenure as Chairman of the Company and previously as Chairman and Chief Executive Officer of Merck, Dr. Vagelos developed an extensive understanding of the complex business, operational, scientific, regulatory, and commercial issues facing the pharmaceutical industry. Dr. Vagelos’ tenure and experience with the Company and Merck, his extensive knowledge of the pharmaceutical industry, his substantial leadership experience, and his significant understanding of the Company led the board to conclude that Dr. Vagelos should serve as a director.

Class III Directors Continuing in Office

Term Expires at the 2015 Annual Meeting

Charles A. Baker	CHARLES A. BAKER, 80, has been a Director of the Company since February 1989. In September 2000, Mr. Baker retired as Chairman, President, and Chief Executive Officer of The Liposome Company, Inc., a biopharmaceutical company, a position he had held since December 1989. During his career, Mr. Baker served in a senior management capacity in various other pharmaceutical companies, including tenures as Group Vice President, Squibb Corporation (now Bristol-Myers Squibb Company) and President, Squibb International, and various senior executive positions at Abbott Laboratories and Pfizer Inc. Mr. Baker is a member of the board of directors of Progenics Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Baker’s substantial commercial experience gained from leadership roles at biopharmaceutical and pharmaceutical companies, his extensive industry knowledge, his having overseen the approval, manufacture, and marketing of pharmaceutical products throughout the world and having led a biotechnology company to sustained profitability, and his significant understanding of the Company led the board to conclude that Mr. Baker should serve as a director.

Arthur F. Ryan	ARTHUR F. RYAN, 70, has been a Director of the Company since January 2003. In 2008, Mr. Ryan retired as the Chairman of the Board of Prudential Financial, Inc., one of the largest diversified financial institutions in the world. He served as Chief Executive Officer of Prudential until December 2007. Prior to joining Prudential in December 1994, Mr. Ryan served as President and Chief Operating Officer of Chase Manhattan Bank since 1990. Mr. Ryan managed Chase’s worldwide retail bank between 1984 and 1990. Mr. Ryan is a non-executive director of the Royal Bank of Scotland Group plc. Mr. Ryan’s substantial leadership experience as a chief executive officer of leading companies in the banking and insurance industries, and his extensive business experience and financial expertise, led the board to conclude that Mr. Ryan should serve as a director.

George L. Sing	GEORGE L. SING, 63, has been a Director of the Company since January 1988. Since 1998, he has been a Managing Director of Lancet Capital, a venture capital investment firm in the healthcare field. Since January 2004, Mr. Sing has served as Chief Executive Officer of Stemnion, Inc., a bio-medical company in the regenerative medicine field. Mr. Sing’s extensive healthcare and financial expertise as a healthcare venture capital investor and biomedical company chief executive officer, his executive leadership experience, and his substantial knowledge of the Company, led the board to conclude that Mr. Sing should serve as a director.

Marc Tessier-Lavigne, Ph.D.	MARC TESSIER-LAVIGNE, Ph.D., 53, has been a Director of the Company since November 2011. Dr. Tessier-Lavigne has been the President of The Rockefeller University since March 2011. Previously, he served as Executive Vice President and Chief Scientific Officer at Genentech, Inc., which he joined in 2003. He was a professor at Stanford University from 2001 to 2003 and at the University of California, San Francisco from 1991 to 2001. Dr. Tessier-Lavigne is a member of the National Academy of Sciences, the Institute of Medicine, and a fellow of the Royal Societies of the United Kingdom and Canada. Dr. Tessier-Lavigne is a member of the Board of Directors of Pfizer Inc. Dr. Tessier-Lavigne’s distinguished scientific and academic background, and his significant industry experience, including experience in senior scientific leadership roles at a leading biopharmaceutical company, led the board to conclude that Dr. Tessier-Lavigne should serve as a director.

CORPORATE GOVERNANCE

Procedures Relating to Nominees

The Corporate Governance and Compliance Committee will consider a nominee for election to the board of directors recommended by a shareholder of record, if the shareholder submits the nomination in compliance with the requirements of our by-laws and the Guidelines Regarding Director Nominations, which are available on our website at www.regeneron.com under the “Corporate Governance” heading on the “Company” page.

In considering potential candidates for the board of directors, the Corporate Governance and Compliance Committee considers factors such as whether or not a potential candidate: (1) possesses relevant expertise; (2) brings skills and experience complementary to those of the other members of the board; (3) has sufficient time to devote to the affairs of the Company; (4) has demonstrated excellence in his or her field; (5) has the ability to exercise sound business judgment; (6) has the commitment to rigorously represent the long-term interests of the Company’s shareholders; (7) possesses a diverse background and experience, including with respect to race, age, and gender; and (8) such other factors as the Corporate Governance and Compliance Committee may determine from time to time.

Candidates for director are reviewed in the context of the current composition of the board of directors, the operating requirements of the Company, and the long-term interests of shareholders. In conducting the assessment, the Committee considers the individual’s independence, experience, skills, background, and diversity, including with respect to race, age, and gender, along with such other factors as it deems appropriate, given the current needs of the board and the Company to maintain a balance of knowledge, experience, and capabilities. When recommending a slate of director nominees each year, the Corporate Governance and Compliance Committee reviews the current composition of the board of directors in order to recommend a slate of directors who, with the continuing directors, will provide the board with the requisite diversity of skills, expertise, experience, and viewpoints necessary to effectively fulfill its duties and responsibilities.

In the case of an incumbent director whose term of office is set to expire, the Corporate Governance and Compliance Committee reviews such director’s overall service to the Company during the director’s term and also considers the director’s interest in continuing as a member of the board. In the case of a new director candidate, the Corporate Governance and Compliance Committee also reviews whether the nominee is “independent,” based on applicable listing standards of the NASDAQ Stock Market LLC and applicable SEC and New York State rules and regulations, if necessary.

The Corporate Governance and Compliance Committee may employ a variety of methods for identifying and evaluating nominees for the board of directors. The Corporate Governance and Compliance Committee may consider candidates recommended by other directors, management, search firms, shareholders, or other sources. When conducting searches for new directors, the Corporate Governance and Compliance Committee will take reasonable steps to include diverse candidates in the pool of nominees and any search firm will affirmatively be instructed to seek to include diverse candidates. Candidates recommended by shareholders will be evaluated on the same basis as candidates recommended by our directors or management or by third party search firms or other sources. Candidates may be evaluated at regular or special meetings of the Corporate Governance and Compliance Committee.

Shareholder Communications with Directors

The Company has established a process for shareholders to send communications to the members of the board of directors. Shareholders may send such communications by mail addressed to the full board, a specific member or members of the board, or a particular committee of the board, at 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Corporate Secretary. All such communications will be opened by our Corporate Secretary or Assistant Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the board or any individual director or group or committee of directors, the Corporate Secretary will make sufficient copies of the contents to send to such director or each director who is a member of the group or committee to which the envelope is addressed.

Board Committees

The board has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, a Compensation Committee, and a Corporate Governance and Compliance Committee, each of which is comprised entirely of independent directors. The Corporate Governance and Compliance Committee is responsible for reviewing and recommending for the board’s selection candidates to serve on our board of directors and for overseeing all aspects of the Company’s compliance program other than financial compliance. The board also has a standing Technology Committee. The board has adopted charters for the Audit Committee, Compensation Committee, Corporate Governance and Compliance Committee, and Technology Committee, current copies of which are available on our website at www.regeneron.com under the “Corporate Governance” heading on the “Company” page.

We show below information on the membership, key functions, and number of meetings of each board committee during 2012. There were no changes in committee membership in 2012.

Name of Committee and Members	Key Functions of the Committee	Number of Meetings Held in 2012
AUDIT

George L. Sing, Chairman Charles A. Baker Arthur F. Ryan

•   Select the independent registered public accounting firm, review and approve its engagement letter, and monitor its independence and performance.

•   Review the overall scope and plans for the annual audit by the independent registered public accounting firm.

•   Approve performance of non-audit services by the independent registered public accounting firm and evaluate the performance and independence of the independent registered public accounting firm.

•   Review and approve the Company’s periodic financial statements and the results of the year-end audit.

•   Review and discuss the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures.

•   Evaluate the internal audit process for establishing the annual audit plan; review and approve the appointment and replacement of the Company’s Chief Audit Executive, if applicable, and any outside entities providing internal audit services and evaluate their performance on an annual basis.

•   Review the independent registered public accounting firm’s recommendations concerning the Company’s financial practices and procedures.

•   Establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•   Review and approve any related person transaction.

•   Prepare an annual report of the Audit Committee for inclusion in the proxy statement and annually evaluate the Audit Committee Charter.

•   Oversee the Company’s risk management program.

•   Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

9

Name of Committee and Members	Key Functions of the Committee	Number of Meetings Held in 2012
COMPENSATION

Marc Tessier-Lavigne, Ph.D., Chairman Charles A. Baker Joseph L. Goldstein, M.D. Christine A. Poon George L. Sing

•   Evaluate the performance of the Chief Executive Officer and other executive officers of the Company and, subject to obtaining prior approval of the Chief Executive Officer’s compensation by the non-employee members of the board of directors, approve compensation for such employees.

•   Approve the total compensation budget for all Company employees.

•   Oversee the Company’s compensation and benefit philosophy and programs generally.

•   Prepare an annual report of the Compensation Committee for inclusion in the proxy statement.

•   Review and approve the Compensation Discussion and Analysis to be included in the Company’s proxy statement.

		9

CORPORATE GOVERNANCE AND COMPLIANCE

Alfred G. Gilman, M.D., Ph.D., Chairman Michael S. Brown, M.D. Christine A. Poon Arthur F. Ryan	• Identify qualified individuals to become members of the board and recommend such candidates to the board. • Assess the functioning of the board and its committees and make recommendations to the board concerning the appropriate size, function, and needs of the board. • Make recommendations to the board regarding non-employee director compensation. • Make recommendations to the board regarding corporate governance matters and practices. • Oversee all aspects of the Company’s comprehensive compliance program other than financial compliance.	5

TECHNOLOGY

Michael S. Brown, M.D., Chairman Alfred G. Gilman, M.D., Ph.D. Joseph L. Goldstein, M.D. Eric M. Shooter, Ph.D. Marc Tessier-Lavigne, Ph.D. P. Roy Vagelos, M.D. Leonard S. Schleifer, M.D., Ph.D.* George D. Yancopoulos, M.D., Ph.D.*	• Review and evaluate the Company’s research and clinical development programs, plans, and policies.	2

*	Ex Officio Member

Code of Ethics

The board of directors has adopted a code of business conduct and ethics that applies to all of our employees, officers, and directors. You can find links to this code on our website at www.regeneron.com under the “Corporate Governance” heading on the “Company” page. We may satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our code of business conduct and ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website where it is accessible through the same link noted above.

Director Independence

The board of directors has determined that each of the following directors is independent as defined in the listing standards of The NASDAQ Stock Market LLC: Charles A. Baker, Michael S. Brown, M.D., Alfred G. Gilman, M.D., Ph.D., Joseph L. Goldstein, M.D., Christine A. Poon, Arthur F. Ryan, Eric M. Shooter, Ph.D., George L. Sing, and Marc Tessier-Lavigne, Ph.D. These individuals are affiliated with numerous educational institutions, hospitals, charities and corporations, as well as civic organizations and professional associations. The Board considered each of these relationships and determined that none of these relationships conflicted with the interests of the Company or would impair their independence or judgment. The board conducts executive sessions of independent directors following each regularly scheduled board meeting.

The board of directors has determined that each of the current members of the Audit Committee, Messrs. Baker, Ryan, and Sing, is an “audit committee financial expert” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended, meets the required standards for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, and is independent as defined for audit committee members in the listing standards of The NASDAQ Stock Market LLC.

Board Leadership and Role in Risk Oversight

The board of directors recognizes that one of its key responsibilities is to establish and evaluate an appropriate leadership structure for the board so as to provide effective oversight of management. Since 1995, the board has separated the roles of the Chief Executive Officer and the Chairman of the Board, with Dr. Vagelos serving as Chairman and Dr. Schleifer serving as President and Chief Executive Officer. Dr. Vagelos’ extensive leadership experience, his business acumen, and his deep understanding of the healthcare industry have made him an invaluable resource to both the board and Dr. Schleifer. The board has determined that this leadership structure is appropriate for the Company at this time.

The board executes its oversight responsibility for risk management directly and through its Committees, as follows:

•

The Audit Committee oversees the Company’s risk management program. The Company’s Chief Audit Executive, who reports independently to the Committee, facilitates the risk management program. Audit Committee meetings include discussions of specific risk areas throughout the year, as well as semi-annual reports from the Chief Audit Executive on the Company’s enterprise risk profile.

•

The Compensation, Corporate Governance and Compliance, and Technology Committees oversee risks associated with their respective areas of responsibility. As part of its overall review of the Company’s compensation policies and practices, the Compensation Committee generally considers the risks associated with these policies and practices. The Corporate Governance and Compliance Committee oversees all aspects of the Company’s comprehensive compliance program other than financial compliance and considers legal and regulatory compliance risks. The Technology Committee considers risks associated with our research and development programs.

•

The board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee chairmen to the full board at regular board meetings. The board considers specific risk topics, including risks associated with our strategic plan, our finances, and our development activities. In addition, the board receives detailed regular reports from members of our senior management that include discussions of the risks and exposures involved in their respective areas of responsibility. Further, the board is routinely informed by the appropriate members of senior management of developments internal and external to the Company that could affect our risk profile.

Board Meetings and Attendance of Directors

The board held five regular meetings and three special meetings of the board (of the independent directors) in 2012. All directors attended more than 75% of the total number of meetings of the board and committees of the board on which they served. Board members are expected to attend the Company’s Annual Meeting of Shareholders absent a pressing reason, although the Company has no formal policy on the matter. All of the directors attended our 2012 Annual Meeting of Shareholders.

Compensation of Directors

The Corporate Governance and Compliance Committee makes recommendations to the board of directors regarding, and the board of directors determines, the compensation of non-employee directors. The Corporate Governance and Compliance Committee evaluates the appropriate level and form of compensation for non-employee directors at least annually and recommends changes to the board of directors when appropriate. Directors who are Company employees receive no additional compensation for serving on our board of directors or its committees. In determining compensation recommendations for the non-employee directors, the Corporate Governance and Compliance Committee considers the qualifications, expertise, and demands on our directors and benchmarks the Company’s practices against similar companies in the biotechnology industry.

Non-employee directors receive an annual retainer of $55,000 and an annual committee retainer of $10,000 for each standing committee on which the director serves. The Chairman of the Audit Committee receives an additional retainer of $5,000 per year. Non-employee directors are reimbursed for their actual expenses incurred in connection with their activities as directors, which included travel, hotel, and food and entertainment expenses. In addition, directors are eligible to participate in the Regeneron Matching Gift Program, which was adopted effective January 1, 2013 and is also available to all eligible employees. Under this program, the Company will match contributions made to eligible tax-exempt organizations up to $2,000 in any calendar year.

Pursuant to the terms of our Second Amended and Restated 2000 Long-Term Incentive Plan, each non-employee director receives an automatic grant of a stock option to purchase 15,000 shares of common stock on the first business day of each year, with an exercise price equal to the fair market value of a share of common stock on the date of grant. These stock options become exercisable as to one-third of the shares on the anniversary of the date of grant in each of the three subsequent calendar years, subject to continued service on the board, and generally expire ten years following the date of grant. Stock options granted to directors in 2013 continue to vest following the retirement of that director.

Stock options granted since 2010 to non-employee directors become fully vested automatically upon a change of control of the Company. Each non-employee director has the right to nullify this acceleration of vesting, in whole or in part, if it would cause the director to pay excise taxes under the requirements of the Internal Revenue Code. Previously, stock options granted to non-employee directors included a “double-trigger” change of control provision whereby the director’s stock options would immediately vest in full in the event that a director’s service as a member of the board is terminated without cause within two years of a change of control of the Company.

On December 31, 1998, we entered into an employment agreement with the Chairman of the board of directors, Dr. Vagelos. Dr. Vagelos did not become an officer of the Company or change his title. Pursuant to the terms of his employment agreement, Dr. Vagelos receives an annual salary of $100,000. In the employment agreement, we agreed to recommend to the Compensation Committee that stock option grants be made to Dr. Vagelos for calendar years 2000 through 2003 in the amount of the greater of (a) 125,000 shares or (b) 125% of the highest annual option award granted to an officer of the Company.

In 2011, the Compensation Committee agreed Dr. Vagelos’ target grant would be equal to ten times the annual grant for a non-employee member of the Board of Directors, setting his target award currently at 150,000 stock options. On December 14, 2012, the Compensation Committee granted Dr. Vagelos stock options to purchase 150,000 shares of common stock, at an exercise price of $179.13 per share, the fair market value per share of our common stock on the date of grant. The stock option award granted to Dr. Vagelos vests ratably over four years subject to his continued service and contains change of control provisions identical to the ones described above for stock option grants to non-employee directors made since 2010. Pursuant to the terms of his employment agreement, if Dr. Vagelos dies or is disabled during the term of his employment, all stock options granted to him by the Company will immediately become vested and exercisable.

The following table and explanatory footnotes provide information with respect to compensation paid to Dr. Vagelos and each non-employee director for their service in 2012 in accordance with the policies, plans, and employment agreement described above:

Director Compensation

Name (a)	Fees earned or paid in cash ($) (b)	Stock awards ($) (c)	Option awards ($) (1) (2) (d)	Non-equity incentive plan compensation ($) (e)	Change in pension value and non-qualified deferred compensation earnings (f)	All other compensation ($) (g)		Total ($) (h)
Charles A. Baker	75,000	—	440,425	—	—	—		515,425
Michael S. Brown	75,000	—	440,425	—	—	—		515,425
Alfred G. Gilman	75,000	—	440,425	—	—	—		515,425
Joseph L. Goldstein	75,000	—	440,425	—	—	—		515,425
Christine A. Poon	75,000	—	440,425	—	—	—		515,425
Arthur F. Ryan	80,000	—	440,425	—	—	—		520,425
Eric M. Shooter	65,000	—	440,425	—	—	—		505,425
George L. Sing	80,000	—	440,425	—	—	—		520,425
Marc Tessier-Lavigne	75,000	—	440,425	—	—	—		515,425
P. Roy Vagelos	—	—	13,330,035	—	—	100,000	(3)	13,430,035

(1)	The amounts in column (d) reflect the aggregate grant date fair value of options awarded during the year ended December 31, 2012 pursuant to the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan. Assumptions used in the calculation of this amount do not take into account expected forfeitures and are otherwise described in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2013.

(2)	At December 31, 2012, the non-employee directors and Dr. Vagelos had the following stock option awards outstanding: Mr. Baker: 105,000, Dr. Brown: 60,000, Dr. Gilman: 90,000, Dr. Goldstein: 30,000, Ms. Poon: 55,000, Mr. Ryan: 45,000, Dr. Shooter: 35,000, Mr. Sing: 135,000, Dr. Tessier-Lavigne: 40,000, and Dr. Vagelos: 2,900,000.

(3)	Amount reflects the salary paid pursuant to the terms of our employment agreement with Dr. Vagelos.

EXECUTIVE OFFICERS OF THE COMPANY

All officers of the Company are appointed annually and serve at the pleasure of the board of directors. The names, positions, ages, and background of the Company’s executive officers are set forth below. Except as identified below, there are no family relationships between any of our directors and executive officers. None of the corporations or other organizations referred to below with which an executive officer has previously been employed or otherwise associated is a parent, subsidiary, or affiliate of the Company.

LEONARD S. SCHLEIFER, M.D., Ph.D., 60, founded the Company in 1988, has been a Director and its President and Chief Executive Officer since its inception, and served as Chairman of the Board from 1990 through 1994. Dr. Schleifer received his M.D. and Ph.D. in Pharmacology from the University of Virginia. Dr. Schleifer is a licensed physician and is certified in Neurology by the American Board of Psychiatry and Neurology.

GEORGE D. YANCOPOULOS, M.D., Ph.D., 53, joined the Company in 1989 as its Founding Scientist and is currently President, Regeneron Laboratories and Chief Scientific Officer. While holding leadership positions, Dr. Yancopoulos headed the Company’s laboratories and science organization since joining the Company and, in 1998, was named the Company’s first Chief Scientific Officer. Dr. Yancopoulos joined the board in 2001. He received his M.D. and Ph.D. from Columbia University. Dr. Yancopoulos was the 11th most highly cited scientist in the world in the 1990s, and in 2004 he was elected to be a member of the National Academy of Sciences. Dr. Yancopoulos, together with key members of his team, is a principal inventor and developer of the Company’s three FDA-approved drugs, EYLEA®, ZALTRAP®, and ARCALYST®, as well as of its foundation technologies, including the TRAP technology, VelociGene®, and VelocImmune®.

MICHAEL ABERMAN, M.D., 42, has been Vice President, Strategy and Investor Relations, since March 2010. Prior to joining the Company, he spent six years as a Wall Street analyst covering the biotechnology industry. From March 2006 until joining the Company, he was Director and Senior Biotechnology Analyst at Credit Suisse. Prior to that, from March 2004 until March 2006, he worked as a Biotechnology Analyst at Morgan Stanley, Inc. From February 2002 through March 2004, Dr. Aberman was Director of Business Development at Antigenics Inc., an oncology-focused biotechnology company. Dr. Aberman received his M.D. with honors from the University of Toronto and his M.B.A. from the Wharton School of the University of Pennsylvania.

MURRAY A. GOLDBERG, 68, has been Senior Vice President, Finance and Administration, Chief Financial Officer, and Assistant Secretary since December 2000. Prior to that date, he was Vice President, Finance and Administration, Chief Financial Officer, and Treasurer, positions he held since March 1995, and Assistant Secretary, a position he held since January 2000. Prior to joining the Company, Mr. Goldberg was Vice President, Finance, Treasurer, and Chief Financial Officer of PharmaGenics, Inc., a biotechnology company, from February 1991 and a Director of that company from May 1991. From 1987 to 1990, Mr. Goldberg was Managing Director, Structured Finance Group at the Chase Manhattan Bank, N.A. and from 1973 to 1987 he served in various managerial positions in finance and corporate development at American Cyanamid Company, a diversified industrial company. Mr. Goldberg received his M.B.A. from the University of Chicago and a M.Sc. in Economics from the London School of Economics.

JOSEPH J. LAROSA, 54, has been Senior Vice President, General Counsel and Secretary since September 2011. From 1993 to 2009, Mr. LaRosa held a number of senior legal positions at Schering-Plough Corporation, where he was a corporate officer and served most recently as Vice President, Legal Affairs, and a member of the Operations Management Team. He also served as Vice President, Global Compliance and Legal Affairs at Avon Products, Inc. Most recently Mr. LaRosa was Senior Vice President, General Counsel and Secretary at Nycomed US Inc. Mr. LaRosa received his J.D. from New York University School of Law.

DOUGLAS S. McCORKLE, 56, has been Vice President, Controller, and Assistant Treasurer since 2007. Prior to that date, he served as Controller and Assistant Treasurer since 1998. Prior to joining the Company, Mr. McCorkle was Controller of Intergen Company, a manufacturer of biopharmaceutical products, a position he held since 1997. From 1990 to 1996, Mr. McCorkle was employed with Coopers & Lybrand L.L.P., where he specialized in biotechnology clients and served in various positions including Audit Manager from 1995 to 1996. Mr. McCorkle is a Certified Public Accountant in the State of New York.

PETER POWCHIK, M.D., 56, has been Senior Vice President, Clinical Development since joining the Company in October 2006. Prior to joining the Company, Dr. Powchik was employed at several pharmaceutical companies, serving as Senior Vice President and Chief Medical Officer of Chugai Pharma USA, a position he held from May 2005 until October 2006. From April 2001 until May 2005, he held various senior clinical development positions at Novartis Pharmaceuticals Corporation, most recently as Vice President, US Clinical Development and Medical Affairs. Dr. Powchik held various clinical development positions with Sepracor Inc. and Pfizer Inc. from October 1996 to April 2001. Dr. Powchik received his M.D. from New York University School of Medicine.

WILLIAM G. ROBERTS, M.D., 55, has been Vice President, Regulatory Development and Medical Safety since June 2007. Prior to that date, he served as Vice President, Regulatory Development, a position he held since May 1999. From 1993 until joining the Company, Dr. Roberts was employed by Merck & Co., Inc., a global pharmaceutical company, as an Associate Director, Gastroenterology Clinical Research and, subsequently, Director, Regulatory Affairs. He received his M.D. from the Columbia University College of Physicians & Surgeons. Dr. Roberts is a son-in-law of our Chairman, Dr. Vagelos.

NEIL STAHL, Ph.D., 56, has been Senior Vice President, Research and Development Sciences since January 2007. Prior to that date, he served as Senior Vice President, Preclinical Development and Biomolecular Sciences, a position he held since December 2000. Prior to that date, he was Vice President, Preclinical Development and Biomolecular Sciences, a position he held since January 2000. He joined the Company in 1991. Before becoming Vice President, Biomolecular Sciences in July 1997, Dr. Stahl was Director, Cytokines and Signal Transduction. Dr. Stahl received his Ph.D. in Biochemistry from Brandeis University.

ROBERT J. TERIFAY, 53, has been Senior Vice President, Commercial since joining the Company in February 2007. Prior to joining the Company, Mr. Terifay was employed at several biopharmaceutical companies. From January to October 2006, Mr. Terifay served as President and Chief Operating Officer of Arginox Pharmaceuticals. Prior to his employment at Arginox, Mr. Terifay was Senior Vice President, Business Operations at Synta Pharmaceuticals from March to December 2005. From February 2002 until March 2005, he held various senior commercial and marketing positions at Millennium Pharmaceuticals, Inc., most recently as Senior Vice President, Oncology Commercial. Mr. Terifay was Vice President Marketing at Cor Therapeutics, Inc. from 1996 until its acquisition by Millennium Pharmaceuticals, Inc. in February 2002. Mr. Terifay was Executive Vice President of Strategic Services at Saatchi & Saatchi, an advertising firm, from 1993 to 1996. From 1985 to 1993, he held various commercial and marketing positions at G.D. Searle & Company. Mr. Terifay received his Master of Management degree in Marketing and Health Service Management from the J.L. Kellogg Graduate School of Management, Northwestern University.

DANIEL P. VAN PLEW, 40, has been Senior Vice President and General Manager, Industrial Operations and Product Supply since April 2008. Prior to that date, he served as Vice President and General Manager, Industrial Operations and Product Supply since joining the Company in July 2007. From 2006 until July 2007, Mr. Van Plew served as Executive Vice President, R&D and Technical Operations of Crucell Holland B.V., a global biopharmaceutical company. Between 2004 and 2006, Mr. Van Plew held positions of increasing responsibility at Chiron Biopharmaceuticals, part of Chiron Corporation, a biotechnology company, most recently as Senior Director, Vacaville Operations. From 1998 until 2004, Mr. Van Plew held various managerial positions in the health and life sciences practice at Accenture, Ltd., a management consulting business. Mr. Van Plew received his M.S. in Chemistry from The Pennsylvania State University and his M.B.A. from Michigan State University.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of April 17, 2013, the number of shares of the Company’s Class A stock and common stock beneficially owned by each of the Company’s directors, each of the Named Officers referred to below under “Executive Compensation,” and all directors and executive officers as a group, based upon information obtained from such persons, and the percentage that such shares represent of the number of shares of outstanding Class A stock and common stock, respectively.

The Class A stock is convertible on a share-for-share basis into common stock. The Class A stock is entitled to ten votes per share and the common stock is entitled to one vote per share. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated in the footnotes below, we believe, based on the information furnished or otherwise available to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A stock and common stock shown as beneficially owned by them, subject to applicable community property laws. We have based our calculation of percentage of shares of a class beneficially owned on 2,058,057 shares of Class A stock and 95,908,088 shares of common stock outstanding as of April 17, 2013, except that for each person listed who beneficially owns Class A stock (and for directors and executive officers as a group), the number of shares of common stock beneficially owned by that person (and by directors and executive officers as a group) and the percentage ownership of common stock of such person assume the conversion on April 17, 2013 of all shares of Class A stock listed as beneficially owned by such person (or persons in the case of directors and executive officers as a group) into common stock and also that no other shares of Class A stock beneficially owned by others are so converted.

In computing the number of shares of common stock beneficially owned by a person (and by directors and executive officers as a group) and the percentage ownership of common stock of such person (and by directors and executive officers as a group), shares of common stock subject to options held by that person (and by directors and executive officers as a group) that are currently exercisable or exercisable within sixty days after April 17, 2013 are deemed to be outstanding. Such shares are not deemed to be outstanding, however, for the purpose of computing the percentage ownership of common stock of any other person.

Management and Directors Security Ownership Table as of April 17, 2013

	Shares of Class A Stock Beneficially Owned (1)			Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number		Percent of Class	Number (2)		Percent of Class
Leonard S. Schleifer M.D., Ph.D.	1,733,065	(3)	84.2%	3,574,685	(8)	3.6%
P. Roy Vagelos, M.D.	0		*	3,171,549	(9)	3.2%
Charles A. Baker	62,384	(4)	3.0%	161,974	(10)	*
Michael S. Brown, M.D.	8,387	(5)	*	67,749	(11)	*
Alfred G. Gilman, M.D., Ph.D.	12,412		*	87,412	(12)	*
Joseph L. Goldstein, M.D.	39,000		1.9%	39,000		*
Christine A. Poon	0		*	31,667	(13)	*
Arthur F. Ryan	0		*	70,355	(14)	*
Eric M. Shooter, Ph.D.	46,911	(6)	2.3%	71,911	(15)	*
George L. Sing	0		*	250,772	(16)	*
Marc Tessier-Lavigne, Ph.D.	0		*	13,334	(17)	*
George D. Yancopoulos, M.D., Ph.D.	42,750	(7)	2.1%	2,679,825	(18)	2.7%
Murray A. Goldberg	0		*	292,778	(19)	*
Neil Stahl, Ph.D.	0		*	297,284	(20)	*
Robert J. Terifay	0		*	131,335	(21)	*
All Directors and Executive Officers as a Group (21 persons)	1,944,909		94.5%	11,395,120	(22)	10.9%

*	Represents less than 1%

(1)	The inclusion herein of any Class A stock or common stock, as the case may be, deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

(2)	For each person listed who beneficially owns Class A stock (and for directors and executive officers as a group), the number of shares of common stock listed includes the number of shares of Class A stock listed as beneficially owned by such person (or persons in the case of directors and executive officers as a group).

(3)	Includes 22,275 shares of Class A stock held in trust for the benefit of Dr. Schleifer’s son, of which Dr. Schleifer is a trustee.

(4)	All shares of Class A stock are held by a limited partnership, of which Mr. Baker is a general partner.

(5)	Includes 2,700 shares of Class A stock held in trust for the benefit of Dr. Brown’s daughter, of which Dr. Brown is a trustee.

(6)	Includes 1,911 shares of Class A stock held in trust for the benefit of Dr. Shooter’s child (the Shooter Family Trust), of which Dr. Shooter is a trustee. Also includes 22,500 shares of Class A stock held in a grantor retained annuity trust for the benefit of Dr. Shooter and 22,500 shares of Class A Stock held in a grantor retained annuity trust for the benefit of Dr. Shooter’s spouse.

(7)	Includes 19,383 shares of Class A stock held in trust for the benefit of Dr. Yancopoulos’ children, of which Dr. Yancopoulos is a trustee.

(8)	Includes 1,693,915 shares of common stock purchasable upon the exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013, and 5,618 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(9)	Includes 2,328,125 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013 and 2,352 shares of common stock held in an account under the Company’s 401(k) Savings Plan. Includes 160,188 shares of common stock held in a charitable lead annuity trust, and 97,575 shares of common stock held in a separate grantor retained annuity trust, of which Dr. Vagelos is the trustee. Includes 127,500 shares of common stock held in a trust for his grandchildren, of which Dr. Vagelos’ wife is the trustee. Includes 1,203 shares of common stock held in trust for his grandchildren, of which Dr. Vagelos and his wife are the trustee. Includes 33,199 shares of common stock held by the Marianthi Foundation, and 364,461 shares of common stock held by the Pindaros Foundation, both charitable foundations, of which Dr. Vagelos is a director and an officer. Dr. Vagelos disclaims beneficial ownership of the shares held by these charitable foundations.

(10)	Includes 90,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013. Includes 590 shares of common stock held by a limited partnership, of which Mr. Baker is a general partner.

(11)	Includes 30,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013. Includes 5,000 shares of common stock held by a family charitable foundation of which Dr. Brown is a director and an officer and his wife is a director. Dr. Brown disclaims beneficial ownership of the shares held by this charitable foundation. Includes 9,700 shares of common stock held by two adult children in accounts over which Dr. Brown shares dispositive power. Dr. Brown disclaims beneficial ownership of such shares held by his children.

(12)	Includes 75,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013.

(13)	Includes 31,667 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013.

(14)	Includes 30,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013.

(15)	Includes 20,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013. Also includes 2,500 shares of common stock held in a grantor retained annuity trust for the benefit of Dr. Shooter and 2,500 shares of common stock held in a grantor retained annuity trust for the benefit of Dr. Shooter’s spouse.

(16)	Includes 120,000 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013. Includes 3,000 shares of common stock held by Mr. Sing’s spouse, 5,000 shares of common stock held by Mr. Sing’s spouse as custodian for the benefit of their son, and 10,000 shares of common stock held in a trust for benefit of Mr. Sing’s son.

(17)	Includes 13,334 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan which are exercisable or become so within sixty days after April 17, 2013.

(18)	Includes 1,514,154 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013, 500,000 shares of restricted stock which vest on December 17, 2017, 83,333 shares of restricted stock which vest on December 14, 2013, and 5,591 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(19)	Includes 227,818 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013, 10,000 shares of restricted stock which vest on December 14, 2013, 5,618 shares of common stock held in an account under the Company’s 401(k) Savings Plan, and 750 shares of common stock held by his wife.

(20)	Includes 242,760 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013, 16,666 shares of restricted stock which vest on December 14, 2013, and 5,536 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(21)	Includes 114,423 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013, and 1,588 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(22)	Includes 6,866,112 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013, and 38,110 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company is not aware of any director, executive officer, or beneficial owner of more than 10% of our common stock who has not filed on a timely basis any report required by such Section 16(a) to be filed during or in respect of our fiscal year ended December 31, 2012, with the exception of two transactions by Dr. Goldstein that were reported late on a single Form 4 and a single gift by Dr. Schleifer that was reported late on a Form 4.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval, or Ratification of Transactions with Related Persons

The board of directors has adopted a written policy for the review, approval, or ratification of related person transactions. The Company considers transactions (or a series of related transactions) in which the Company is a participant, the amount involved exceeds $10,000, and a director, officer, or more than 5% holder of our voting securities has a direct or indirect interest as related person transactions.

The board of directors determined that the members of the Audit Committee are best suited to review and approve related person transactions. Accordingly, each related person transaction must be reviewed and approved or ratified by the members of the Audit Committee, other than any member of the Audit Committee that has an interest in the transaction. Under the policy, the Chairman of the Audit Committee is delegated the authority to approve certain related person transactions that require urgent review and approval.

When reviewing, approving, or ratifying a related person transaction, the Audit Committee will consider several factors, including the benefits to the Company, the impact of a director’s independence in the event that a director or his/her immediate family is involved in the transaction, the terms of the transaction, and the terms available to unrelated third parties or to employees in general, if applicable. Related person transactions are approved only if the Audit Committee (or the Chairman of the Audit Committee pursuant to delegated authority in the circumstances noted above) determines that they are in, or are not inconsistent with, the best interests of the Company and our shareholders.

Transactions with Related Persons

Sanofi is a related person of the Company, as the beneficial owner of 15,816,953 shares of common stock of the Company, or 16.5% of the common stock outstanding as of April 17, 2013. In 2012, Sanofi funded $181.9 million of our antibody discovery expenses under the Amended and Restated Discovery and Preclinical Development Agreement, and $183.4 million of our development costs under the Amended and Restated License and Collaboration Agreement, each executed in November 2009. In addition, pursuant to the amended discovery agreement, in 2012 we received from Sanofi $3.2 million in reimbursement of costs incurred by us to expand our manufacturing capacity at our Rensselaer, New York facilities. A more complete description of our antibody collaboration with Sanofi is set forth in Item 7 of our 2012 Annual Report, under the heading “Liquidity and Capital Resources—Collaborations with Sanofi—Antibodies”.

In August 2008, we entered into a separate agreement with Sanofi to use our proprietary VelociGene® technology platform to supply Sanofi with genetically modified mammalian models of gene function and disease. The agreement provided for minimum annual order quantities for the term of the agreement, which ended in December 2012. Pursuant to this agreement, we received payments from Sanofi of $4.0 million in 2012.

Sanofi also funded $12.7 million of our ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion development costs in 2012 under the terms of a collaboration agreement related to ZALTRAP® entered into in September 2003, as amended. In addition, in 2012, we earned and received a $50.0 million milestone payment from Sanofi upon the approval of ZALTRAP® by the U.S. Food and Drug Administration for use in combination with 5-fluorouracil, leucovorin, irinotecan (FOLFIRI) for patients with metastatic colorectal cancer (mCRC) that is resistant to or has progressed following an oxaliplatin containing regimen. Finally, in 2012 we funded $25.6 million of net expenses in connection with the commercialization of ZALTRAP®. A description of the ZALTRAP® collaboration agreement is set forth in Item 7 of our 2012 Annual Report, under the heading “Liquidity and Capital Resources—Collaborations with Sanofi—ZALTRAP® (ziv-aflibercept)”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Set forth below is the name and address of, and the number of shares of Class A stock and common stock beneficially owned, as of April 17, 2013, by each person or group of persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock or Class A stock. The Class A stock is convertible on a share-for-share basis into common stock. The Class A stock is entitled to ten votes per share and the common stock is entitled to one vote per share. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated in the footnotes below, we believe, based on information furnished or otherwise available to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A stock and common stock shown as beneficially owned by them, subject to applicable community property laws. We have based our calculation of percentage of shares of a class beneficially owned on 2,058,057 shares of Class A stock and 95,908,088 shares of common stock outstanding as of April 17, 2013, except that for the person listed who beneficially owns Class A stock, the number of shares of common stock beneficially owned by that person and the percentage ownership of common stock of such person assume the conversion on April 17, 2013 of all shares of Class A stock listed as beneficially owned by such person into common stock and also that no other shares of Class A stock beneficially owned by others are so converted.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of common stock of such person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within sixty days after April 17, 2013 are deemed to be outstanding.

	Shares of Class A Stock Beneficially Owned (1)			Shares of Common Stock Beneficially Owned (1)
Name and Address of Beneficial Owner	Number		Percent of Class	Number		Percent of Class
Leonard S. Schleifer, M.D., Ph.D.	1,733,065	(2)	84.2%	3,574,685	(3)(4)	3.6%
777 Old Saw Mill River Road
Tarrytown, New York 10591
Sanofi (5)	—		—	15,816,953		16.5%
174, avenue de France
75013 Paris
France
FMR LLC (6)	—		—	14,104,017		14.7%
82 Devonshire Street
Boston, Massachusetts 02109
Capital World Investors (7)	—		—	9,023,420		9.4%
333 South Hope Street
Los Angeles, California 90071
T. Rowe Price Associates, Inc. (8)	—		—	6,746,671		7.0%
100 E. Pratt Street
Baltimore, Maryland 21202
BlackRock, Inc. (9)	—		—	5,977,244		6.2%
40 East 52nd Street
New York, New York 10022

(1)	The inclusion herein of any Class A stock or common stock, as the case may be, deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. To our knowledge, except as set forth in these footnotes, the persons named in the table have sole voting and investment power with respect to all shares of common stock and Class A stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Includes 22,275 shares of Class A stock held in trust for the benefit of Dr. Schleifer’s son, of which Dr. Schleifer is a trustee.

(3)	For Dr. Schleifer, the number of shares of common stock includes the number of shares of Class A stock listed as beneficially owned by him.

(4)	Includes 1,693,915 shares of common stock purchasable upon exercise of options granted pursuant to the Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan) which are exercisable or become so within sixty days after April 17, 2013 and 5,618 shares of common stock held in an account under the Company’s 401(k) Savings Plan.

(5)	These figures are based on a Form 4 filed by sanofi-aventis (now, Sanofi) and certain related entities with the SEC on October 14, 2010. According to this Form 4, 13,017,401 shares are held directly by sanofi-aventis Amerique du Nord and 2,799,552 of the shares are held directly by Aventis Pharmaceuticals Inc. Sanofi-aventis Amerique du Nord is indirectly wholly owned by sanofi-aventis. Aventis Pharmaceuticals Inc., an indirectly wholly owned subsidiary of sanofi-aventis, is controlled by sanofi-aventis Amerique du Nord. Pursuant to an Investor Agreement, dated as of December 20, 2007, by and among sanofi-aventis, sanofi-aventis Amerique du Nord, sanofi-aventis US LLC, Aventis Pharmaceuticals Inc., and the Company, and amended as of November 10, 2009, sanofi-aventis Amerique du Nord and Aventis Pharmaceuticals Inc. have agreed to vote their respective shares of Company common stock, subject to specified exceptions, either (a) in accordance with the recommendation of the Company’s Board of Directors or (b) in the same proportion as the votes cast by all other holders of all classes of voting securities of the Company. Accordingly, the group formed as a result of such shareholders entering into the Investor Agreement is deemed to have acquired beneficial ownership of such securities.

(6)	Based on an amendment to a Schedule 13G filed by FMR LLC on February 14, 2013. According to this amended Schedule 13G, FMR LLC has sole power to vote 167,378 of the shares reported as beneficially owned and sole power to dispose of all shares reported as beneficially owned. Also according to this amended Schedule 13G, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, beneficially owns 13,891,396 shares as a result of acting as investment adviser to various investment companies. The ownership of one investment company, Fidelity Growth Company Fund, amounted to 7,931,613 shares. FMR LLC, through its control of Fidelity, and Edward C. Johnson 3d, Chairman of FMR LLC, each has sole power to dispose of 13,891,396 shares. Members of the family of Edward C. Johnson 3d, through the ownership of voting shares and the execution of a shareholders’ voting agreements, may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which voting power resides with the Funds’ Boards of Trustees and is carried out by Fidelity under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and registered investment adviser, beneficially owns 141 shares in its capacity as an investment adviser to individuals. FMR LLC’s beneficial ownership includes these shares. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and a registered investment adviser, beneficially owns 66,890 shares in its capacity as an investment adviser to institutional accounts, non-US mutual funds, or investment companies owning such shares. FMR LLC, through its control of PGALLC, and Edward C. Johnson 3d, each has sole power to dispose all the shares reported as beneficially owned by PGALLC and sole power to vote or direct the voting of 28,170 shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank, beneficially owns 144,040 shares as a result of serving as an investment manager of institutional accounts owning such shares. FMR LLC, through its control of PGATC, and Edward C. Johnson 3d, each has sole power to dispose of all the shares reported as beneficially owned by PGATC and sole power to vote or direct the voting of 137,490 shares. FIL Limited (“FIL”), a qualified institution that, with various subsidiaries, provides investment advisory and management services to certain investment companies and institutional investors, beneficially owns 1,550 shares. Partnerships controlled predominately by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL stock. FMR LLC and FIL are of the view that they are not acting as a group and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other.

(7)	Based on an amendment to a Schedule 13G filed by Capital World Investors on February 13, 2013. According to this amended Schedule 13G, Capital World Investors, a division of Capital Research and Management Company, has sole voting and dispositive power as to all the shares reported as beneficially owned.

(8)	Based on an amendment to a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 6, 2013. According to this amended Schedule 13G, Price Associates has sole power to vote 1,670,271 of the shares reported as beneficially owned and sole power to dispose of all shares reported as beneficially owned. According to information provided by Price Associates to the Company, these securities are owned by various individual and institutional investors for which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(9)	Based on an amendment to a Schedule 13G filed by BlackRock, Inc. on February 5, 2013. According to this amended Schedule 13G, BlackRock, Inc. has sole voting and dispositive power as to all the shares reported as beneficially owned.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. PricewaterhouseCoopers LLP (or its predecessor) has audited the Company’s financial statements for the past twenty-four years.

The board of directors has directed that the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 be submitted for ratification by the shareholders at the Annual Meeting. Shareholder ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013 is not required by the Company’s By-Laws or otherwise, but is being pursued as a matter of good corporate practice. If shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2013, the board of directors will consider the matter at its next meeting.

PricewaterhouseCoopers LLP has advised the Company that it will have in attendance at the Annual Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the Annual Meeting.

Information about Fees Paid to Independent Registered Public Accounting Firm

Aggregate fees incurred related to services provided to the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2011 were:

	2012	2011
Audit Fees	$1,052,853	$1,107,337
Audit Related Fees	-	36,638
All Other Fees	1,800	1,800

Total Fees	$1,054,653	$1,145,775

Audit Fees. Audit fees in 2012 and 2011 were primarily for professional services rendered for the audit of the Company’s financial statements for the fiscal year, including attestation services required under Section 404 of the Sarbanes-Oxley Act of 2002, technical accounting consultations related to the annual audit and reviews of the Company’s quarterly financial statements included in its Form 10-Q filings.

Audit Related Fees. Audit Related fees in 2011 were for annual compliance audits of the Company’s grant from the National Institutes of Health.

All Other Fees. All other fees in 2012 and 2011 were for an annual subscription to a technical accounting database.

The Audit Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The Audit Committee will, on an annual basis, consider and, if appropriate, approve the provision of audit and non-audit services by PricewaterhouseCoopers LLP. In 2012 and 2011, the Audit Committee pre-approved a general provision of $50,000 for certain types of accounting advisory services; however, no one engagement under the general provision could have an expected cost greater than $25,000. Management is responsible for notifying the Audit Committee of the status of accounting advisory service engagements at regularly scheduled Audit Committee meetings and, if the Audit Committee so determines, the general provision is replenished to $50,000. For any accounting advisory engagement expected to cost greater than $25,000, and for any other permissible consulting engagement, management is required to request specific pre-approval from the Audit Committee, or from the Chairman of the Audit Committee to whom the Audit Committee has delegated authority to approve such services, provided the Chairman reports any such approvals to the Audit Committee at its next scheduled meeting. The Audit Committee did not utilize the de minimis exception to the pre-approval requirements to approve any services provided by PricewaterhouseCoopers LLP during fiscal 2012 and 2011.

The Board of Directors Unanimously Recommends a Vote FOR Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2013.

AUDIT COMMITTEE REPORT

We have reviewed the audited financial statements of the Company for the year ended December 31, 2012, which are included in the Company’s Annual Report on Form 10-K, and met with both management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, to discuss those financial statements. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1., AU§ 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee also discussed with the independent registered public accounting firm their independence relative to the Company and received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence).

Based on the foregoing discussions and review, the Audit Committee recommended to the board of directors that the audited financial statements of the Company for the year ended December 31, 2012 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

We have appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. This appointment was based on a variety of factors, including PricewaterhouseCoopers LLP’s competence in the fields of accounting and auditing.

The Audit Committee

George L. Sing, Chairman
Charles A. Baker
Arthur F. Ryan

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

2012 was an extraordinary year for the Company. We built on the early commercial success of EYLEA® and reported U.S. net sales of EYLEA® of $838 million, and our first full year of profitability. In addition to the treatment of wet age-related macular degeneration (wet-AMD), EYLEA® was approved in the United States for an additional indication, the treatment of macular edema following central retinal vein occlusion, and was approved in multiple other jurisdictions for the treatment of wet AMD. Our success extended beyond EYLEA®. Also in 2012, our collaborator, Sanofi, filed and received approval in the United States, following priority review, for ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion for use in combination with 5-fluorouracil, leucovorin, irinotecan (FOLFIRI) for patients with metastatic colorectal cancer (mCRC) that is resistant to or has progressed following an oxaliplatin containing regimen. Moreover, we continued to expand and advance our clinical pipeline, which now includes eleven (11) fully human monoclonal antibodies that were discovered in our laboratories. We and Sanofi initiated Phase 3 trials with two of these antibodies and demonstrated positive proof of concept for another. We also continued to develop our proprietary technology platforms. These successes have created significant value for our shareholders, as the price of our common stock on the NASDAQ Global Select Market appreciated 208.6% during 2012. Our common stock was the top performing NASDAQ stock for a company with a market capitalization greater than $5 billion over the past one- and three-year periods, and the top performing stock among our Peer Group over the past one-, three- and five-year periods. Based on these and other significant achievements, the Compensation Committee determined that we substantially exceeded our corporate goals for 2012.

The leadership of the current executive team has been instrumental to the success of the Company. Our executive compensation process and our compensation philosophy and objectives have been designed to compensate our executives in a manner that rewards strong performance, closely aligns their interests with the interests of shareholders and reinforces our entrepreneurial culture. The Compensation Committee believes that our executive compensation program has been critical in attracting, retaining, and incentivizing this successful team.

Overview of Executive Compensation Process

The Compensation Committee of the board of directors is responsible for overseeing the Company’s general compensation philosophy and programs. The Compensation Committee evaluates the performance of our Chief Executive Officer, Chief Scientific Officer, Chief Financial Officer, and the other executive officers included in the Summary Compensation Table on page 38 (all of whom are referred to herein as the Named Officers) and approves compensation for the Named Officers (in the case of the Chief Executive Officer, subject to first obtaining the approval of the non-employee members of the board of directors). The Compensation Committee operates under a written charter adopted by the board of directors and regularly reviews and reassesses the adequacy of its charter. A copy of the current charter is available on our website at www.regeneron.com under the “Corporate Governance” heading on the “Company” page.

Our senior management plays a significant role in the overall executive compensation process. Appropriate members of our senior management provide their assessment of the performance of other officers, including the Named Officers (other than our Chief Executive Officer). They also recommend, for Compensation Committee approval, salary, bonus, and stock option grant budgets for non-officers and make specific recommendations for salary increases, bonuses, and equity award grants for officers, including the Named Officers (other than our Chief Executive Officer). Our Chief Executive Officer’s performance is evaluated directly by the Compensation Committee based on our overall corporate performance against annual goals that are reviewed by the board of directors at the beginning of each year, as discussed in more detail below.

The Compensation Committee has the sole authority to retain, at our expense, one or more third-party compensation consultants to assist the Compensation Committee in performing its responsibilities and to terminate the services of the consultant if the Compensation Committee deems it appropriate. In 2012, the Compensation Committee utilized the services of Frederic W. Cook & Co., Inc. to assist it in fulfilling its responsibilities. Frederic W. Cook & Co., Inc. was retained exclusively by the Compensation Committee and has not been retained by management to perform any work for the Company other than projects performed at the direction of the Compensation Committee. The Compensation Committee’s consultant reviews management recommendations on compensation plans, budgets, and strategies and advises the Compensation Committee on regulations and trends in executive compensation nationally and specifically in the pharmaceutical and biopharmaceutical industries. The Compensation Committee’s consultant benchmarks compensation for our Chief Executive Officer and other senior executives (using the Peer Group described below) and reviews senior management’s compensation recommendations for other officers, including the other Named Officers, and provides general advice to the Compensation Committee on compensation matters.

Annual salaries for the following year and year-end bonuses and stock option awards or other year-end equity awards for all employees are determined in December of each year based on Company and individual performance, as well as other factors, including compensation trends in the biotechnology industry and among our benchmark peers. The 2012 salaries and 2011 year-end bonuses and stock option awards for our Named Officers were established by the Compensation Committee in December 2011. In December 2012, the Compensation Committee reviewed the performance of each of the Named Officers and presented its recommendations for 2013 salaries and 2012 year-end bonuses and equity awards for the Named Officers to the non-employee members of the board of directors for concurrence. With respect to our Chief Executive Officer, this process is formalized in the charter of the Compensation Committee, which specifies that the Compensation Committee is to annually present the proposed annual compensation of the Chief Executive Officer to the non-employee members of the board of directors for approval.

Peer Group

The Compensation Committee has directed that we benchmark compensation for our Chief Executive Officer, Chief Scientific Officer, and other senior executives against a relevant peer group of companies (the “Peer Group”). For 2012, the Peer Group included the following biopharmaceutical companies: Alkermes plc, Alexion Pharmaceuticals, Inc., Amgen Inc., Biogen Idec Inc., BioMarin Pharmaceutical Inc., Celgene Corporation, Cubist Pharmaceuticals, Inc., Gilead Sciences, Inc., Onyx Pharmaceuticals, Inc., Seattle Genetics, Inc., Theravance, Inc., United Therapeutics Corporation, and Vertex Pharmaceuticals, Inc. The companies in the Peer Group were selected by the Compensation Committee, with the assistance of Frederic W. Cook & Co., Inc., based on factors including, but not limited to, market capitalization, geographic location, number of employees, therapeutic focus, research and development expenditures, stage of development, total revenues and product sales. The Compensation Committee, with the assistance of its compensation consultant, periodically reassesses the composition of the companies within the Peer Group and makes changes as appropriate. In 2012, changes were principally due to the disappearance of some of the peer companies because of acquisition and Regeneron’s substantial growth and transition to a profitable commercial enterprise.

The Compensation Committee’s compensation consultant used data from publicly filed proxy statements of the companies in the Peer Group to benchmark each element of compensation of our Named Officers against their peers in the Peer Group. In addition, management and the Compensation Committee reviewed compensation data for biotechnology companies from the Radford Global Life Sciences Survey and the Mercer SIRS Life Sciences Survey to benchmark total compensation paid to our Named Officers. For reference purposes, the Compensation Committee compares each executive’s total annual compensation in relation to the median and the 75th percentile for total compensation, using the Peer Group and biotechnology and pharmaceutical industry survey data, while taking into account various factors such as the executive’s performance and experience and the unique characteristics of the individual’s position.

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate, and retain highly qualified and talented managers who share the Company’s entrepreneurial culture and vision and to align closely their interests with those of our shareholders. A substantial portion of executive compensation is linked to both individual and corporate performance. While this is true throughout the organization, the Compensation Committee believes that it is particularly important to determine compensation for our Chief Executive Officer and Chief Scientific Officer based largely on the overall performance of the Company.

In 2012, we only utilized time based vesting stock options and discontinued the use of performance vesting stock options for our senior officers. These time based vesting stock options, which are described below under “Elements of Executive Compensation – Stock Options,” vest at a rate of 25% per year over the first four years of the ten-year option term, subject to the executive’s continued employment. In making the decision to utilize only time based vesting options, the Compensation Committee examined the compensation practices of our Peer Group and noted that performance based vesting stock options were not utilized by any other company in our Peer Group. The Committee also recognized that time based vesting stock options are inherently performance based, so the added performance component does not further align management and shareholder interests.

The Compensation Committee believes that accountability and total compensation potential should generally increase with position and responsibility. The Compensation Committee also believes that the potential for the variable component of cash compensation should increase with position and responsibility. Consistent with this view, individuals with greater responsibility and ability to influence our achievement of corporate goals and strategic initiatives generally receive higher cash compensation, but have a higher proportion of their total cash compensation represented by cash bonus, the amount of which is in large part based on individual and/or corporate performance and is, therefore, at risk. Similarly, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation. The Company’s compensation program has been designed to strike an appropriate balance between cash and equity compensation in light of the Company’s resources, its growth trajectory, its goal of offering compensation packages that are competitive with those of companies in the Peer Group and the broader biopharmaceutical industry, and its objective to retain and motivate high-performing employees and align closely their interests with the interests of shareholders. In general, this approach has resulted in an emphasis on equity compensation, which the Compensation Committee believes has played a critical role in attracting, motivating, and retaining top talent whose contributions and leadership have driven the Company’s achievement of corporate and strategic goals and have led to a substantial enhancement of shareholder value. The Compensation Committee regularly reviews the Company’s compensation and benefits programs, including its executive compensation program and its incentive based compensation programs for commercial personnel, and believes that the Company’s programs balance risk and potential reward in a manner that is appropriate to the Company’s circumstances and in the best interests of the Company’s shareholders over the long term. The Compensation Committee believes that the Company’s compensation and benefits programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines

To further align the interests of senior management with the interests of shareholders and promote a long-term perspective, the board of directors has adopted stock ownership guidelines for members of senior management, including the Named Officers, and the board of directors. Pursuant to these stock ownership guidelines, these individuals are expected to meet share ownership targets that are determined based on their position and their base salary. The share ownership targets are as follows: Chairman of the Board and Chief Executive Officer, six times (6x) base salary; Chief Scientific Officer, three times (3x) base salary; Senior Vice President, two times (2x) base salary; and non-employee members of the board of directors, six times (6x) the annual retainer. Covered individuals who do not currently meet these guidelines have five years from becoming subject to the policy to reach their target. Members of senior management who are hired or promoted, and directors who join the board of directors, after the establishment of the guidelines have five years from such date to reach their target. Shares held directly, shares held indirectly through our 401(k) Savings Plan, shares held in trust, and shares held by immediate family members residing in the same household are included in determining an individual’s share ownership. All directors and officers have either met the share ownership target or are within the five-year period for compliance.

The Role of Shareholder Advisory Votes on Executive Compensation

Our shareholders are provided with an opportunity to cast an advisory vote every three years on our executive compensation program. At our annual meeting held in June 2011, a majority of the votes cast supported our advisory vote proposal on our executive compensation program. The Compensation Committee believes that by voting in favor of the board’s proposal, the shareholders affirmed their support of our approach to our executive compensation program. The Compensation Committee will continue to consider the outcome of our past and future advisory vote proposals when making future compensation decisions for the Named Officers.

Elements of Executive Compensation

There currently are three main components to our executive compensation program: base salary, annual cash bonus, and stock options. The Compensation Committee may also grant restricted stock awards, as it did to one of the Named Officers in 2012, as discussed below. In addition, our Named Officers are entitled to certain perquisites and may participate in Company-wide health, disability, life insurance, and other benefit plans, as well as our 401(k) Savings Plan.

Base Salary

We provide the Named Officers and other employees with base salary to compensate them for services rendered during the fiscal year and provide them with a base level of monthly income. In determining base salaries for our Named Officers, the Compensation Committee considers the executive’s scope of responsibilities, experience, annual performance, and future potential. The Compensation Committee also considers base salaries for comparable positions in our geographic region, competitive salary practices of companies in the Peer Group and the broader biopharmaceutical industry, and annual inflation levels.

In 2012, each of the Named Officers, received an increase of 3.5% of their 2011 base salary. For 2013, each of the Named Officers except Mr. Terifay received an increase of 3.5% of their 2012 base salary. These salary increases were determined to be in line with relevant year-end salary increases in the biotechnology industry using the Radford survey data and were slightly lower than the average of the annual salary increases for all non-officer employees of the Company. For 2013, Mr. Terifay received an increase of 16.9% of his 2012 base salary in recognition of his increased responsibilities as head of the commercial group with three marketed products and an expanding late-stage clinical pipeline, and to better align his salary with relevant industry benchmarks.

Cash Bonus

It has been our practice for the past several years to offer annual cash bonus opportunities to our Named Officers. The Compensation Committee focuses exclusively on our overall corporate performance when determining the annual cash bonus for our Chief Executive Officer and Chief Scientific Officer. The cash bonuses granted to the other Named Officers are based both on overall corporate performance and their individual contributions and performances during the year. Although each Named Officer is eligible to receive an annual bonus, we historically have had no formal bonus plan and the granting of any bonus to a Named Officer is entirely at the discretion of the Compensation Committee.

We believe that giving the Compensation Committee discretion over whether to award cash bonuses and in what amounts, rather than working from a rigid bonus formula or plan, has been beneficial given the stage of our business. However, in December 2011, the Compensation Committee established a fixed 2012 year-end bonus target for our Chief Executive Officer. The 2012 bonus target for the Chief Executive Officer was 100% of his base salary, which was recommended by the Compensation Committee’s outside consultant based on an analysis of cash bonuses paid to chief executive officers at companies in the Peer Group. The Chief Executive Officer established informal 2012 target bonuses for the other Named Officers, which were reviewed and approved by the Compensation Committee. In determining the cash bonus targets for 2012 for Mr. Goldberg, Dr. Stahl, Mr. Terifay, and Dr. Yancopoulos, the Compensation Committee took into consideration the compensation of similarly situated executive officers at companies in the Peer Group. In determining the bonus target for Dr. Yancopoulos, the Compensation Committee also took into consideration the importance of his scientific leadership of the Company as Chief Scientific Officer and President of Regeneron Laboratories and the significant contributions he has made to the success of the Company and, specifically, to the discovery and development of the Company’s commercial products and its pipeline of product candidates and its platform technologies. The Compensation Committee determined that Dr. Yancopoulos’ salary, cash bonus and annual stock option awards would be set at 85% of Dr. Schleifer’s. The 2012 bonus target for Dr. Yancopoulos was 100% of his base salary and the bonus target for Mr. Goldberg, Dr. Stahl, and Mr. Terifay was 45% of their respective base salaries.

In 2012, in addition to regular bonuses, the Compensation Committee awarded special, one-time bonuses to Dr. Schleifer, Dr. Yancopoulos and Mr. Terifay in recognition of their contributions to the extraordinary accomplishments the Company achieved in 2012, including the continued successful commercial launch in the United States of EYLEA® (aflibercept) Injection for the treatment of wet age-related macular degeneration, the filing of a supplemental Biologics License Application for, and the receipt of FDA approval of, EYLEA® for the treatment of macular edema following central retinal vein occlusion and subsequent commercial launch in the United States, the filing of a Biologics Licensing Application for, and the receipt of FDA approval of, ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion for use in combination with FOLFIRI for patients with mCRC that is resistant to or has progressed following an oxaliplatin-containing regimen, and the substantial advancement of the Company’s late-stage product candidates and other significant accomplishments outlined below. In December 2012, our Named Officers were awarded the following cash bonuses, which were paid in December 2012.

Named Officer	Bonus Target (as percentage of base salary)	Personal Performance Multiplier	Company Performance Multiplier	Regular Bonus ($)	Special Bonus ($)	Total Cash Bonus ($)
Leonard S. Schleifer, M.D., Ph.D.	100%	n/a	2.0	2,000,000	300,000	2,300,000
George D. Yancopoulos, M.D., Ph.D.	100%	n/a	2.0	1,700,000	255,000	1,955,000
Murray A. Goldberg	45%	1.4	2.0	367,884		367,884*
Neil Stahl, Ph.D.	45%	1.5	2.0	373,167		373,167*
Robert J. Terifay	45%	1.5	2.0	311,688	100,000	411,688*

*	Amount based on Named Officer’s bonus target and his weighted average performance with a weight of 40% for personal performance and 60% for Company performance.

The cash bonuses were determined through the use of both an individual and a Company performance component with a possible range of 0 to 1.5 for the personal performance multiplier and a possible range of 0 to 2.0 for the Company performance multiplier, depending upon performance during the year. Both the personal performance multiplier and the Company performance multiplier were determined by the Compensation Committee for each Named Officer in its discretion based on the Committee’s subjective assessment of the Company’s performance relative to the general corporate goals described below and, in the case of each of Mr. Goldberg, Dr. Stahl, and Mr. Terifay, the Named Officer’s personal performance during the year.

The Compensation Committee approved a personal performance multiplier of 1.5 for Dr. Stahl and Mr. Terifay and 1.4 for Mr. Goldberg. The personal performance component accounted for 40% of these officers’ bonuses. The Company component was based on a Company performance multiplier that was determined based on the Company’s overall corporate performance against 2012 goals that were approved by the board of directors in January 2012. This Company performance component accounted for 60% of the bonuses awarded to Mr. Goldberg, Dr. Stahl and Mr. Terifay. In the case of Drs. Schleifer and Yancopoulos, the Compensation Committee focused exclusively on our overall Company performance in 2012 when determining their cash bonuses and did not utilize a personal performance multiplier.

The Compensation Committee determined that we had substantially exceeded our corporate goals for 2012. These corporate goals related to the continued successful commercialization of EYLEA® (aflibercept) Injection; the filing of a supplemental Biologics License Application for, and the receipt of FDA approval of, EYLEA® for the treatment of macular edema following central retinal vein occlusion and subsequent commercial launch in the United States; the filing of a Biologics License Application for, and the receipt of FDA approval following priority review of, ZALTRAP® (ziv-aflibercept) Injection for Intravenous Infusion for use in combination FOLFIRI for patients with mCRC that is resistant to or has progressed following an oxaliplatin-containing regimen; the launch of a comprehensive Phase 3 clinical program for REGN727, a potential first-in-class PCSK9 inhibitor (now known as alirocumab); the continued progress of the Phase 3 clinical program for sarilumab, a fully human antibody to IL-6R; continued progress of the Company’s preclinical and clinical development programs, including the advancement of proprietary human monoclonal antibodies into clinical development;

revenue received from licensees and collaborators; sales of the Company’s approved products; and the successful manufacturing and supply of the Company’s clinical development candidates and commercial products. As a result, the Company performance multiplier for 2012 was set at 2.0.

In determining the personal performance multiplier in the case of Mr. Goldberg, the Compensation Committee gave special consideration to Mr. Goldberg’s leadership of and accomplishments in the Company’s accounting, finance, investor relations, human resources, facilities, and procurement organizations. In the case of Dr. Stahl, the Compensation Committee focused on the progress of the Company’s preclinical and clinical development pipeline, including the introduction of new antibody product candidates into development as part of the Company’s collaboration with Sanofi. In the case of Mr. Terifay, the Compensation Committee focused primarily on the commercial success of EYLEA® and the FDA approval and the subsequent launch of ZALTRAP® (ziv-aflibercept).

Stock Options

We have used stock option grants as the primary vehicle for offering long-term incentives and rewarding our Named Officers and other eligible employees. We also regard our stock option grants as a key employee retention tool because they vest over time. Historically, stock options have helped us maintain a competitive level of total compensation for our Named Officers and other eligible employees while conserving the Company’s cash and other assets. In addition, stock options have allowed us to attract and retain entrepreneurial employees and foster an ownership culture in which the interests of employees are aligned closely with the interests of our shareholders, which we see as critical to our continued success. Moreover, granting stock options as long-term incentives to executives is standard practice in our industry and is an important part of our effort to attract, retain, and motivate high-quality talent in key positions.

The Compensation Committee grants stock option awards to our Named Officers and other eligible employees based on their annual performance and their position and responsibilities with the Company. Each of our Named Officers generally receives an annual stock option grant and all of our other full-time employees are also eligible for an annual stock option grant. The number of stock options granted to each Named Officer is determined on a discretionary basis, rather than by a formula.

It has been the practice of our Compensation Committee to grant annual stock option awards to eligible employees whose performance is determined to merit an annual grant, including the Named Officers, at a meeting held during December. In 2012, stock option awards were granted to our Named Officers and other eligible employees on December 14, 2012. Pursuant to the terms of the Second Amended and Restated 2000 Long-Term Incentive Plan, stock option awards are granted with an exercise price equal to the average of the high and low sales price per share of our common stock as quoted on The NASDAQ Global Select Market on the date of the grant.

All of the stock options granted to our senior officers in 2012 will vest ratably over a period of four years. This time based vesting is consistent with the Company’s practice prior to 2008. From 2008 to 2011, the Compensation Committee adopted the practice of granting a mix of 40% time based vesting stock options and 60% performance based vesting stock options. In making the decision to again utilize only time based vesting options, the Compensation Committee examined the compensation practices of our Peer Group and noted that performance based vesting stock options were not utilized by any other company in our Peer Group. The Committee also recognized that time based vesting stock options are inherently performance based, so the added performance component does not further align management and shareholder interests. Nonetheless, the Compensation Committee determined to reduce the total number of options awarded to the Named Officers and the other members of the senior team to account for the perceived reduction in the risk associated with removing the extra performance component. The value of the reduced number of stock options as shown in the Summary Compensation Table on page 38 is higher than the value of the larger number of stock options awarded in prior years in part because of the significant increase in the value of the Company’s common stock. The Compensation Committee will continue to assess the number of stock options that will be awarded to the Named Officers as annual merit grants. The Compensation Committee believes that its pay for performance philosophy, which focuses heavily on incentive-based equity compensation, has created significant value for shareholders, as evidenced by the Company’s stock price appreciation of 208.6% in 2012. Our common stock was the top performing NASDAQ stock for a company with a market capitalization greater than $5 billion over the past one- and three-year periods, and the top performing stock among our Peer Group over the past one-, three- and five-year periods. In comparison, the stock performance of our Peer Group was between 1% and 79% in 2012. The Compensation Committee believes that the recent success of the Company is a testament to the contributions of the current management team and that it is critical to the ongoing success of the Company to retain and continue to motivate this team.

Each of our Named Officers received a grant of time based vesting stock options on December 14, 2012, as set forth below. These stock options all have an exercise price of $179.13 per share, the average of the high and low sales price per share of our common stock as quoted on the NASDAQ Global Select Market on the date of grant.

Named Officer	Time Based Vesting Stock Options
Leonard S. Schleifer, M.D., Ph.D.	281,250
George D. Yancopoulos, M.D., Ph.D.	239,063
Murray A. Goldberg	84,500
Neil Stahl, Ph.D.	112,500
Robert J. Terifay	75,000

The total number of time based vesting stock options granted to our Named Officers as set forth in the table above was determined based on past Company practices, a review of Peer Group and survey data, and an assessment of each Named Officer. The Compensation Committee also considered the personal and corporate accomplishments in 2012 that were discussed previously under “Elements of Executive Compensation - Cash Bonus.” In addition, with regard to Dr. Yancopoulos the Compensation Committee considered his long-term commitment and contributions to the Company. The Compensation Committee recognized both the outstanding work done by Dr. Yancopoulos in connection with the EYLEA® and ZALTRAP® programs and in leading the development of the Company’s pipeline of preclinical and clinical product candidates, and the future contributions the Committee anticipates he will make as he leads the Company’s research and development efforts.

Time Based Vesting Stock Options: Option grants that vest in increments over time generally are in the form of incentive stock options, subject to Internal Revenue Code restrictions on the number of incentive stock options which can vest or be granted to any optionee in any given year. Incentive stock options afford the option holders certain tax advantages over non-qualified stock options and our Compensation Committee believes that this enhances their attractiveness as a compensation component. Options that cannot take the form of incentive stock options are granted as non-qualified stock options. The aggregate number of stock options (incentive plus non-qualified stock options) granted by the Compensation Committee to an employee on the date of grant, including the stock options granted to our Named Officers, generally vest at a rate of 25% per year over the first four years of the ten-year option term. Except as set forth below under the heading “Post-Employment Compensation” on page 45, stock option vesting ceases, and unvested stock options are forfeited, upon termination of employment.

Because our Chief Executive Officer holds more than ten percent of the total combined voting power of our classes of stock, any incentive stock options granted to him must have an exercise price of at least 110% of the average of the high and low sales price per share of our common stock as quoted on the NASDAQ Global Select Market on the date of the grant. In addition, any incentive stock options granted to him must expire after no more than five years from the date of grant. Because of these restrictions, in prior years our Chief Executive Officer was granted non-qualified stock options, and not incentive stock options. In 2012, the Company eliminated the use of incentive stock options altogether. As is generally the case with stock options granted to all other employees, the time based vesting stock options granted to our Chief Executive Officer vest at a rate of 25% per year over the first four years of the ten-year option term.

As noted above, the value of the reduced number of stock options granted to the Named Officers in 2012 is higher than the value of the larger number of stock options granted to Named Officers in prior years. The higher value of the stock options awards made in 2012 (and the corresponding increase in the value of total compensation for the Named Officers in 2012) compared to prior years, as shown in the Summary Compensation Table on page 38, was attributable in part to the higher fair market value of our common stock on the date of these option grant in December 2012 compared to prior years. On December 14, 2012, the closing price of our common stock on the NASDAQ Global Select Market was $179.71, which was over three times the closing price of $53.00 on December 16, 2011 and over five times the closing price of $30.61 on December 14, 2010.

2009 Performance Based Vesting Stock Options

As described above, we utilized only time based vesting stock options in 2012. Between 2008 and 2011, the Compensation Committee approved grants of both time based vesting stock options and performance based vesting stock options. The performance based vesting stock options granted in 2009 (all of which were non-qualified stock options) were eligible to vest in December 2012 based on a point scale system, whereby points were earned upon the achievement of certain milestones during the three-year performance measurement period. During the measurement period for the 2009 performance based stock options, the Company achieved product candidate development milestones sufficient to earn 116 points, with full vesting requiring a minimum of 38 points. The categories of development milestones and the total amount of points achieved pursuant to each is as follows:

•	filing of the first Investigational New Drug Application for a new product candidate (14 points)

•	data from a successful proof of concept study testing one of our product candidates (22 points)

•	filing of a Biologics License Application for one of our product candidates (20 points); and

•	approval of a Biologics License Application for one of our product candidates (60 points).

Based on those points earned, in December 2012, the Compensation Committee approved the full vesting of the 2009 performance based vesting stock options for the Named Officers as follows: Dr. Schleifer, 187,500 options; Dr. Yancopoulos, 150,000 options; Mr. Goldberg, 56,250 options; Dr. Stahl, 75,000 options; and Mr. Terifay, 48,750 options.

The performance based vesting stock options that were granted in 2010 and 2011 remain outstanding. These stock options either will not vest at all, or will vest up to the maximum number based on the achievement of certain development milestones for product candidates over the performance measurement period as measured at the end of the third calendar year following the date of grant.

Restricted Stock Award

In June 2012, the Compensation Committee granted an award of 500,000 shares of restricted stock to Dr. Yancopoulos. This award was a special retention grant that has vesting provisions generally requiring Dr. Yancopoulos to continue in the employment of the Company until December 2017 in order for any of the shares subject to the award to vest. The Compensation Committee made the award in recognition of the critical role Dr. Yancopoulos is expected to play in the future success of the Company and his contributions to the extraordinary accomplishments of the Company. In particular, the Compensation Committee expects that Dr. Yancopoulos, through his scientific leadership of Regeneron Laboratories, will spearhead the continued development of new indications for the Company’s existing products, the advancement of the Company’s drug candidates in clinical and pre-clinical development, the discovery of new product candidates and targets, the continued development of the Company’s proprietary technology platforms and otherwise lead the Company’s innovative scientific initiatives. The size of the award and its vesting provisions were intended to provide a powerful incentive for Dr. Yancopoulos to remain employed by the Company through at least the fifth anniversary of the date of the award when it vests in its entirety.

Perquisites and Other Benefits

The Named Officers are provided with a limited number of perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Compensation Committee periodically reviews the perquisites and other personal benefits provided to the Named Officers, including the Chief Executive Officer.

All of the Named Officers are eligible to receive financial and tax planning assistance (which are taxable benefits) and, like other employees, may participate in company-wide health, disability, life insurance, and other benefit plans, as well as our 401(k) Savings Plan. All employees who participate in our 401(k) Savings Plan are eligible to receive certain matching contributions. In each plan year, we contribute to each participant’s account a matching contribution (in the form of shares of our common stock) equal to 50% of the first 6% of the participant’s compensation that the participant has contributed to the plan up to a maximum level established under the Internal Revenue Code, which in 2012 was $7,500. All of our Named Officers participated in our 401(k) Savings Plan during 2012 and received the maximum matching contribution in the form of shares of our common stock, which was paid in February 2013. As with all employees, the number of shares of common stock that each Named Officer receives was determined using the average market price per share of our common stock during the 401(k) Savings Plan year, which for 2012 was $130.55.

Our Chief Executive Officer and Chief Scientific Officer are entitled to receive certain automobile allowances, as described in the applicable footnotes to the Summary Compensation Table on page 38. In addition, the Company provides a car service to our Chief Financial Officer for commuting purposes. Our Chief Executive Officer is also entitled to receive certain additional perquisites and personal benefits pursuant to the terms of his employment agreement or as are otherwise approved by the Compensation Committee. These perquisites and personal benefits are described in the footnotes to the Summary Compensation Table on page 38.

Potential Severance Benefits

Except as described below, we are not obligated to pay severance or other enhanced benefits to Named Officers upon the voluntary or involuntary termination of their employment. We have no pension, deferred compensation, or retirement plans, other than our 401(k) Savings Plan described above.

Since December 2002, stock option award agreements for all employees have included a provision for the acceleration of vesting of unvested stock options upon an involuntary termination without cause within two years following a change of control. Our Chief Executive Officer has an employment agreement that provides for certain severance benefits following termination, including following death or disability, resignation following defined “good reason” events, or termination in connection with a change of control. The other Named Officers are party to a change of control severance plan, which provides certain benefits to them and other designated officers if they are terminated in connection with a change of control. Information regarding applicable payments under this employment agreement and change of control severance plan is provided under the heading “Post-Employment Compensation” on page 45.

Except as provided in our employment agreement with our Chief Executive Officer and in our change of control severance plan, our Named Officers (other than our Chief Executive Officer) will forfeit any unvested time based vesting stock options upon the termination of their employment for any reason other than death, including disability or retirement. In the event of the death of an employee, any unvested stock options held by such employee shall become immediately exercisable. When employees retire, they forfeit all unvested time based vesting stock options. When a Named Officer retires, any outstanding unvested performance based vesting stock options that were granted in 2009 or later remain eligible to vest at the end of the third calendar year following the date of grant, except that the number of options that will vest, if any, will be reduced in proportion to the term of the Performance Measurement Period during which the Named Officer was not employed by the Company due to his retirement. For all stock options granted prior to 2007, an employee who retires has up to two years to exercise stock options that are vested as of the date of his or her retirement. Commencing in 2007, we amended our form of stock option agreement to allow the retired employee the remaining life of the 10-year stock option term to exercise stock options that are vested as of the date of his or her retirement.

The severance benefits provided to our Named Officers are designed to promote stability and continuity of our senior management and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change of control of the Company. The severance benefits were established by the Compensation Committee following a review of comparable practices at the Company’s peer companies and with the advice of the Compensation Committee’s consultant.

Tax Implications

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation over $1 million in any year paid to the Chief Executive Officer and the other Named Officers (other than the Chief Financial Officer). The Compensation Committee takes into account the deductibility of compensation in determining Named Officer compensation. However, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that do not qualify for the exemptions in Section 162(m) when the Compensation Committee believes that such payments are appropriate.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis, beginning on page 28. Based on that review and discussion, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Marc Tessier-Lavigne, Ph.D., Chairman
Charles A. Baker
Joseph L. Goldstein, M.D.
Christine A. Poon
George L. Sing

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time since our formation, one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Summary Compensation Table

The following table and accompanying footnotes provide information regarding compensation earned by, or paid to, our Chief Executive Officer, Chief Financial Officer, and our three other highest-compensated executive officers in 2012, 2011, and 2010. We refer to these five executive officers as our Named Officers.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (1) (d)	Stock awards ($) (2) (e)	Option awards ($) (2) (f)		All other compensation ($) (i)		Total ($) (j)
Leonard S. Schleifer,	2012	1,000,000	2,300,000	—	26,630,306	(3)	116,791	(6)	30,047,097
M.D., Ph.D.	2011	785,900	2,214,100	—	7,450,200	(4)	112,461	(7)	10,562,661
President and Chief	2010	759,370	1,215,000	—	5,512,125	(5)	101,060	(8)	7,587,555
Executive Officer
George D. Yancopoulos,	2012	850,000	1,955,000	57,275,000	21,442,383	(3)	29,065	(9)	81,551,448
M.D., Ph.D.	2011	652,700	1,897,300	—	7,450,200	(4)	26,770	(10)	10,026,970
Chief Scientific Officer and President, Regeneron Laboratories	2010	630,600	630,600	7,657,500	4,409,700	(5)	23,940	(11)	13,352,340
Murray A. Goldberg	2012	464,500	367,884	—	8,760,485	(3)	30,198	(12)	9,623,067
Senior Vice President,	2011	448,800	363,528	—	2,262,866	(4)	30,579	(13)	3,105,773
Finance & Administration,	2010	433,600	351,216	918,900	1,908,071	(5)	26,232	(14)	3,638,019
Chief Financial Officer, and Assistant Secretary
Neil Stahl, Ph.D.	2012	460,700	373,167	—	11,144,533	(3)	16,800	(15)	11,995,200
Senior Vice President,	2011	445,100	360,531	—	2,328,187	(4)	16,420	(16)	3,150,238
Research & Development Sciences	2010	430,000	340,560	1,531,500	2,204,850	(5)	13,540	(17)	4,520,450
Robert J. Terifay	2012	384,800	411,688	—	6,665,018	(3)	16,800	(15)	7,478,306
Senior Vice President, Commercial

(1)	Bonuses are shown in the year in which they were accrued and earned.

(2)	The amounts in column (e) and (f) reflect the respective aggregate grant date fair values (disregarding estimated forfeitures) of stock and option awards granted in 2012, 2011, and 2010, respectively, pursuant to the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan (or a predecessor version of the plan). Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2013.

(3)	Reflects the aggregate grant date fair value of time based vesting option awards granted in 2012.

(4)

Reflects the aggregate grant date fair value of time based vesting option awards and performance based vesting option awards granted in 2011. At the time of grant of the performance based vesting options, the Company considered the attainment of 50.7% of the performance conditions to be probable, and therefore the aggregate grant date fair value of option awards granted in 2011 as reported in column (f) assumes the vesting of 50.7% of the performance based vesting options, resulting in respective grant date fair values for such awards as follow: Dr. Schleifer: $3,278,552; Dr. Yancopoulos: $3,278,552; Mr. Goldberg: $819,638; and Dr. Stahl: $1,024,547. The grant date fair value of the performance based vesting options, assuming the highest level of performance conditions will be achieved (and thus 100% vesting), is as follows: Dr. Schleifer: $6,470,400; Dr. Yancopoulos: $6,470,400; Mr. Goldberg: $1,617,600; and Dr. Stahl: $2,022,000.

(5)	Reflects the aggregate grant date fair value of time based vesting option awards and performance based vesting option awards granted in 2010. The grant date fair value of the performance based vesting options included in such aggregate grant date fair value as reported in column (f) assumes the vesting of 100% of such options.

(6)	This amount includes (i) $21,124 for a car allowance and related expenses, (ii) $23,760 for life insurance and long-term disability insurance premiums, (iii) $14,864 for medical malpractice insurance premiums, (iv) $7,500 for 401(k) Savings Plan matching contributions in February 2013, (v) $18,500 for dues related to the Company’s club membership, (vi) $11,768 for legal, tax and financial services planning advisory services, (vii) $8,961 for tax gross-ups related to legal, tax and financial planning advisory services, and (viii) $10,314 for certain other miscellaneous expenses.

(7)	This amount includes (i) $21,402 for a car allowance and related expenses, (ii) $23,957 for life insurance and long-term disability insurance premiums, (iii) $14,879 for medical malpractice insurance premiums, (iv) $7,350 for 401(k) Savings Plan matching contributions in February 2012, (v) $18,500 for dues related to the Company’s club membership, (vi) $11,773 for legal, tax, and financial planning advisory services, (vii) $9,797 for tax gross-ups related to legal, tax, and financial planning advisory services, and (viii) $4,803 for certain other miscellaneous expenses.

(8)	This amount includes (i) $20,312 for a car allowance and related expenses, (ii) $20,401 for life insurance and long-term disability insurance premiums, (iii) $16,061 for medical malpractice insurance premiums, (iv) $7,350 for 401(k) Savings Plan matching contributions in February 2011, (v) $17,500 for dues related to the Company’s club membership, (vi) $10,201 for legal, tax, and financial planning advisory services, (vii) $8,490 for tax gross-ups related to legal, tax, and financial planning advisory services, and (viii) $745 for certain other miscellaneous expenses.

(9)	This amount includes (i) $10,400 for a car allowance and related expenses, (ii) $7,500 for 401(k) Savings Plan matching contributions in February 2013, and (iii) $11,165 for tax and financial planning advisory services.

(10)	This amount includes (i) $10,400 for a car allowance and related expenses, (ii) $7,350 for 401(k) Savings Plan matching contributions in February 2012, and (iii) $9,020 for tax and financial planning advisory services.

(11)	This amount includes (i) $10,400 for a car allowance and related expenses, (ii) $7,350 for 401(k) Savings Plan matching contributions in February 2011, and (iii) $6,190 for tax and financial planning advisory services.

(12)	This amount includes (i) $13,398 for a company-provided car service for commuting purposes, (ii) $7,500 for 401(k) Savings Plan matching contributions in February 2013, and (iii) $9,300 for tax and financial planning advisory services.

(13)	This amount includes (i) $14,159 for a company-provided car service for commuting purposes, (ii) $7,350 for 401(k) Savings Plan matching contributions in February 2012, and (iii) $9,070 for tax and financial planning advisory services.

(14)	This amount includes (i) $12,692 for a company-provided car service for commuting purposes, (ii) $7,350 for 401(k) Savings Plan matching contributions in February 2011, and (iii) $6,190 for tax and financial planning advisory services.

(15)	This amount includes (i) $7,500 for 401(k) Savings Plan matching contributions in February 2013, and (ii) $9,300 for tax and financial planning advisory services.

(16)	This amount includes (i) $7,350 for 401(k) Savings Plan matching contributions in February 2012, and (ii) $9,070 for tax and financial planning advisory services.

(17)	This amount includes (i) $7,350 for 401(k) Savings Plan matching contributions in February 2011, and (ii) $6,190 for tax and financial planning advisory services.

Grants of Plan-Based Awards

The following table and explanatory footnotes sets forth each equity award granted to our Named Officers during 2011. There were no non-equity incentive plan awards granted in 2012.

GRANTS OF PLAN-BASED AWARDS

Name (a)	Grant date (b)		All other stock awards: number of shares of stock or units (#) (i)	All other option awards: number of securities under- lying options (#) (j)	Exercise or base price of option awards ($/Sh) (1) (k)	Closing price of Company common stock on grant date ($/Sh) (1)	Grant date fair value of stock and option awards ($)(2) (l)
Leonard S. Schleifer, M.D., Ph.D.	12/14/2012	(3)	—	281,250	179.13	179.71	24,993,804
	2/14/2012	(4)	—	73,033	111.01	110.10	1,636,502
George D. Yancopoulos, M.D., Ph.D.	12/14/2012	(3)	—	239,063	179.13	179.71	21,244,780
	6/27/2012	(5)	500,000	—	—		57,275,000
	2/15/2012	(4)	—	10,369	109.29	108.64	197,603
Murray A. Goldberg	12/14/2012	(3)	—	84,500	179.13	179.71	7,509,253
	5/2/2012	(4)	—	8,749	136.37	137.31	518,322
	1/31/2012	(4)	—	3,893	90.07	90.86	147,890
	1/31/2012	(4)	—	6,334	90.07	90.86	237,947
	1/19/2012	(4)	—	10,424	79.53	79.76	347,072
Neil Stahl, Ph.D.	12/14/2012	(3)	—	112,500	179.13	179.71	9,997,526
	8/28/2012	(4)	—	6,017	145.70	146.77	371,952
	6/18/2012	(4)	—	16,757	115.29	116.93	775,055
Robert J. Terifay	12/14/2012	(3)	—	75,000	179.13	179.71	6,665,018

1)	These options have an exercise price equal to the average of the high and low sales price per share of the Company’s common stock on the date of grant. Therefore, the closing price of our common stock on the date grant may be higher or lower than the exercise price of these options.

2)	The amounts in column (1) represent the grant date fair value of the awards made pursuant to the Company’s Second Amended and Restated 2000 Long-Term Incentive Plan. The assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2012 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 15, 2013.

3)	The Named Officer received a non-qualified stock option award. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the ten-year option term.

4)	The Named Officer received a “re-load” non-qualified stock option award for the number of shares surrendered by the officer as payment of the exercise price upon exercise of an option held by the officer, pursuant to the terms of such original option. The newly granted non-qualified stock option has (or had) an exercise price equal to the average of the high and low sales price per share of the Company’s common stock on the NASDAQ Global Select Market on the date of grant, became exercisable six months from the date of grant, expires (or expired) on the date on which the original option would have expired, and is (or was) otherwise subject to the same terms and conditions as the original option.

5)	The Named Officer received a restricted stock award that vests 100% on the fifth anniversary of the date of grant, subject to the Named Officer’s continued employment.

Outstanding Equity Awards

The following table and explanatory footnotes provide information regarding unexercised stock options and unvested restricted stock awards held by our Named Officers as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (12) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Leonard S. Schleifer, M.D., Ph.D.	—	281,250(1)	—	179.13	12/14/2022	—	—	—	—
	1,801	—	—	111.01	12/15/2013	—	—	—	—
	27,475	—	—	111.01	12/15/2013	—	—	—	—
	40,000	120,000(2)	—	52.03	12/16/2021	—	—	—	—
	—	240,000(3)	—	52.03	12/16/2021	—	—	—	—
	62,500	62,500(4)	—	30.63	12/14/2020	—	—	—	—
	—	187,500(5)	—	30.63	12/14/2020	—	—	—	—
	187,500	—	—	21.25	12/18/2019	—	—	—	—
	93,750	31,250(6)	—	21.25	12/18/2019	—	—	—	—
	125,000	—	—	16.80	12/17/2018	—	—	—	—
	187,500	—	—	16.80	12/17/2018	—	—	—	—
	250,000	—	—	21.92	12/17/2017	—	—	—	—
	250,000	—	—	20.32	12/18/2016	—	—	—	—
	250,000	—	—	11.64	12/19/2015	—	—	—	—
	218,389	—	—	9.49	12/15/2014	—	—	—	—

George D. Yancopoulos, M.D., Ph.D.	—	239,063(1)	—	179.13	12/14/2022	—	—	—	—
	—	1,921(7)	—	52.03	12/16/2021	—	—	—	—
	40,000	118,079(7)	—	52.03	12/16/2021	—	—	—	—
	—	240,000(3)	—	52.03	12/16/2021	—	—	—	—
	—	3,264(8)	—	30.63	12/14/2020	—	—	—	—
	50,000	46,736(8)	—	30.63	12/14/2020	—	—	—	—
	—	150,000(5)	—	30.63	12/14/2020	—	—	—	—
	150,000	—	—	21.25	12/18/2019	—	—	—	—
	—	4,705(9)	—	21.25	12/18/2019	—	—	—	—
	75,000	20,295(9)	—	21.25	12/18/2019	—	—	—	—
	94,048	—	—	16.80	12/17/2018	—	—	—	—
	150,000	—	—	16.80	12/17/2018	—	—	—	—
	195,438	—	—	21.92	12/17/2017	—	—	—	—
	195,079	—	—	20.32	12/18/2016	—	—	—	—
	182,818	—	—	11.64	12/19/2015	—	—	—	—
	189,463	—	—	9.49	12/15/2014	—	—	—	—
	192,308	—	—	13.00	12/15/2013	—	—	—	—
	—	—	—	—	—	83,333(10)	171.07	—	—
	—	—	—	—	—	500,000(11)	171.07	—	—

	Option Awards						Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)		Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (12) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Murray A. Goldberg	—		84,500(1)	—	179.13	12/14/2022	—	—	—	—
	—		1,921(7)	—	52.03	12/16/2021	—	—	—	—
	10,000		28,079(7)	—	52.03	12/16/2021	—	—	—	—
	—		60,000(3)	—	52.03	12/16/2021	—	—	—	—
	—		3,264(8)	—	30.63	12/14/2020	—	—	—	—
	20,000		16,736(8)	—	30.63	12/14/2020	—	—	—	—
	—		60,000(5)	—	30.63	12/14/2020	—	—	—	—
	—		4,705(9)	—	21.25	12/18/2019	—	—	—	—
	18,750		4,670(9)	—	21.25	12/18/2019	—	—	—	—
	56,250		—	—	21.25	12/18/2019	—	—	—	—
	5,952		—	—	16.80	12/17/2018	—	—	—	—
	12,798		—	—	16.80	12/17/2018	—	—	—	—
	56,250		—	—	16.80	12/17/2018	—	—	—	—
	3,071		—	—	20.32	12/18/2016	—	—	—	—
	1,200		—	—	20.32	12/18/2016	—	—	—	—
	8,749		—	—	136.37	12/17/2017	—	—	—	—
	3,893		—	—	90.07	12/17/2017	—	—	—	—
	6,334		—	—	90.07	12/18/2016	—	—	—	—
	10,424		—	—	79.53	12/18/2016	—	—	—	—
	4,168		—	—	72.60	12/19/2015	—	—	—	—
	2,976		—	—	65.76	12/19/2015	—	—	—	—
	3,084		—	—	56.61	12/19/2015	—	—	—	—
	3,919		—	—	53.18	12/15/2014	—	—	—	—
	—		—	—	—	—	10,000(10)	171.07

Neil Stahl, Ph.D.	—		112,500(1)	—	179.13	12/14/2022	—	—	—	—
	6,017	(13)	—	—	145.70	12/17/2017	—	—	—	—
	16,757		—	—	115.29	12/18/2016	—	—	—	—
	—		1,921(7)	—	52.03	12/16/2021	—	—	—	—
	12,500		35,579(7)	—	52.03	12/16/2021	—	—	—	—
	—		75,000(3)	—	52.03	12/16/2021	—	—	—	—
	—		3,264(8)	—	30.63	12/14/2020	—	—	—	—
	25,000		21,736(8)	—	30.63	12/14/2020	—	—	—	—
	—		75,000(5)	—	30.63	12/14/2020	—	—	—	—
	—		4,705(9)	—	21.25	12/18/2019	—	—	—	—
	37,500		7,795(9)	—	21.25	12/18/2019	—	—	—	—
	75,000		—	—	21.25	12/18/2019	—	—	—	—
	6,548		—	—	16.80	12/17/2018	—	—	—	—
	8,000		—	—	16.80	12/17/2018	—	—	—	—
	55,438		—	—	21.92	12/17/2017	—	—	—	—
	—		—	—	—	—	16,666(10)	171.07	—	—

	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options (#) exercisable (b)	Number of securities underlying unexercised options (#) unexercisable (c)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#) (d)	Option exercise price ($) (e)	Option expiration date (f)	Number of shares or units of stock that have not vested (#) (g)	Market value of shares or units of stock that have not vested ($) (12) (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) (j)
Robert J. Terifay	—	75,000(1)	—	179.13	12/14/2022	—	—	—	—
	—	1,921(7)	—	52.03	12/16/2021	—	—	—	—
	8,125	22,454(7)	—	52.03	12/16/2021	—	—	—	—
	—	48,750(3)	—	52.03	12/16/2021
	—	3,264(8)	—	30.63	12/14/2020	—	—	—	—
	16,250	12,986(8)	—	30.63	12/14/2020	—	—	—	—
	—	48,750(5)	—	30.63	12/14/2020	—	—	—	—
	—	4,705(9)	—	21.25	12/18/2019	—	—	—	—
	24,375	3,420(9)	—	21.25	12/18/2019	—	—	—	—
	48,750	—	—	21.25	12/18/2019	—	—	—	—
	2,173	—	—	16.80	12/17/2018	—	—	—	—
	14,750	—	—	16.80	12/17/2018	—	—	—	—

(1)	This stock option award was granted to the Named Officer on December 14, 2012 and vests at a rate of 25% per year over the first four years of the option term.

(2)	This stock option award was granted to the Named Officer on December 16, 2011 and vests at a rate of 25% per year over the first four years of the option term.

(3)	This stock option award was granted to the Named Officer on December 16, 2011 and is eligible to vest on December 31, 2014 depending upon the Company’s achievement of development and regulatory milestones related to its product candidates. The non-qualified stock option award has a ten-year term.

(4)	This stock option award was granted to the Named Officer on December 14, 2010 and vests at a rate of 25% per year over the first four years of the option term.

(5)	This stock option award was granted to the Named Officer on December 14, 2010 and is eligible to vest on December 31, 2013 depending upon the Company’s achievement of development and regulatory milestones related to its product candidates. The non-qualified stock option award has a ten-year term.

(6)	This stock option award was granted to the Named Officer on December 18, 2009 and vests at a rate of 25% per year over the first four years of the option term.

(7)	These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on December 16, 2011. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(8)	These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on December 14, 2010. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(9)	These two stock option awards (one a non-qualified stock option and the other an incentive stock option) were granted to the Named Officer on December 18, 2009. The combined non-qualified and incentive stock option award vests at a rate of 25% per year over the first four years of the option term.

(10)	This restricted stock award was granted to the Named Officer on December 14, 2010 and vests at a rate of 1/3 per year over the first three years of the award term, subject to the Named Officer’s continued employment.

(11)	The stock award was granted to the Named Officer on June 27, 2012 and vests 100% on December 17, 2017, subject to the Named Officer’s continued employment.

(12)	Reflects the closing price per share of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2012.

(13)	This stock option award had no vesting conditions but could not be exercised for six months from the date of grant, August 28, 2012.

Option Exercises and Stock Vested

The following table and explanatory footnotes provide information with regard to amounts realized by our Named Officers during 2012 as a result of the exercise of stock options or the vesting of restricted stock awards.

OPTION EXERCISES AND STOCK VESTED

	Option awards		Stock awards
Name (a)	Number of shares acquired on exercise (#) (b)	Value realized on exercise ($) (1) (c)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (2) (e)
Leonard S. Schleifer, M.D., Ph.D.	543,757	49,125,902	-	-
George D. Yancopoulos, M.D., Ph.D.	194,547	22,519,415	583,333	104,492,440
Murray A. Goldberg	206,500	17,799,976	10,000	1,791,300
Neil Stahl, Ph.D.	321,680	36,362,384	16,667	2,985,560
Robert J. Terifay	119,955	12,801,456	-	-

(1)	Amounts reflect the difference between the exercise price of the option(s) and the average of the high and low sales price per share of the Company’s common stock on the NASDAQ Global Select Market on the exercise date(s).

(2)	Amounts reflect the average of the high and low sales price per share of the Company’s common stock on the NASDAQ Global Select Market on the vesting date(s).

Post-Employment Compensation

The tables on pages 46 and 48 reflect the severance benefits available to our Named Officers. For our Chief Executive Officer, we show the amounts payable upon his involuntary or not-for-cause termination, termination in connection with a corporate change of control, and in the event of his disability or death. For the other Named Officers, the only post-termination compensation arrangement is through our change of control severance plan. Consequently, the only amounts payable to them are upon an involuntary or not-for-cause termination in connection with a corporate change of control.

Leonard S. Schleifer, M.D., Ph.D., Employment Agreement

We entered into an employment agreement with our Chief Executive Officer, Dr. Schleifer, effective as of December 20, 2002, providing for his employment with the Company through December 31, 2003 and continuing thereafter on a year-by-year basis. On November 14, 2008, this employment agreement was amended and restated to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended. Pursuant to this agreement, we agreed that in the event that Dr. Schleifer’s employment is terminated by us other than for cause (as defined in the agreement) or is terminated by

Dr. Schleifer for good reason (as defined in the agreement to include specified acts of constructive termination, together called an “involuntary termination”), we will pay Dr. Schleifer an amount equal to 125% of the sum of his base salary plus his average bonus paid over the prior three years. This amount will be paid in a lump sum severance payment. In addition, we will continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance benefits for eighteen months. Subject to the discussion in the following paragraph, in the event that Dr. Schleifer’s employment is terminated for any reason other than for cause, all of his unvested stock options will continue to vest in accordance with the terms of the applicable award grant and he will be entitled to exercise the stock options throughout their original term, which is generally ten years from the date of grant.

Upon an involuntary termination within three years after a change of control of the Company or within three months prior to such a change of control, we will pay Dr. Schleifer an amount equal to three times the sum of his annual base salary plus his average bonus over the prior three years. This amount will be paid in a lump sum severance payment. In addition, we will continue to provide Dr. Schleifer and his dependents medical, dental, and life insurance benefits for thirty-six months. Upon such an involuntary termination in connection with a change of control, Dr. Schleifer’s outstanding stock options will vest immediately and remain exercisable throughout their original term, which is generally ten years from the date of grant. If aggregate severance payments to Dr. Schleifer in connection with a change of control exceed certain thresholds set forth in the Internal Revenue Code, then we will pay him an additional amount to cover any resulting excise tax obligations, unless the excise taxes could be eliminated by reducing Dr. Schleifer’s cash severance payments and benefits under the agreement by less than ten percent, in which case such benefits and payments will be reduced accordingly.

The following table reflects the potential payments to our Chief Executive Officer upon his termination, effective December 31, 2012, under different scenarios, including following a change of control, as well as upon death or disability.

Potential Severance Payments Under Dr. Schleifer’s Employment Agreement

	Cash Severance	Medical Insurance Continuation	Death Benefits (7)	Disability Benefits	Value of Accelerated Stock Options	Cutback/ Gross-up (9)	Total Amount
Involuntary Termination Following a Change of Control (1)	$8,483,820(2)	$171,356(3)	—	—	$82,646,275(4)	$9,896,706	$101,198,157
Involuntary Termination	$4,493,258(5)	$85,678(6)	—	—	—	—	$4,578,936
Death	—	$85,678(6)	—	—	—	—	$85,678
Disability	—	$85,678(6)	—	$525,000(8)	—	—	$610,678

(1)	For purposes of these calculations, (i) we used Dr. Schleifer’s 2012 base salary and the bonuses paid to Dr. Schleifer in 2010, 2011 and 2012, for performance in 2009, 2010, and 2011, respectively, (ii) we assumed that Dr. Schleifer received his bonus that was earned and paid in 2012 and which is described in the Summary Compensation Table on page 38, (iii) we took into consideration, for purposes of determining whether Dr. Schleifer was entitled to receive a gross-up payment under the terms of his employment agreement, the fact that Dr. Schleifer’s stock options continue to vest according to their original vesting schedule following a voluntary or involuntary termination (other than in connection with a change of control), (iv) we assumed an 9.2% annual increase in medical, dental, and life insurance premiums for 2013, 2014, and 2015, (v) we assumed that the medical insurance benefits received in 2013, 2014 and 2015 would be taxable and that Dr. Schleifer would be eligible for a tax gross-up for these benefits under the terms of his employment agreement, (vi) although Dr. Schleifer’s employment agreement provides for restrictive covenants, including a six-month non-compete obligation, no specific value has been ascribed to these covenants solely for purposes of this calculation, and (vii) although certain payments to Dr. Schleifer would be subject to potential delays upon separation of service under Section 409A of the Internal Revenue Code, we did not attempt to determine which, if any, payments would be delayed.

(2)	Equal to three times the sum of (a) Dr. Schleifer’s 2012 base salary and (b) the average bonus paid to Dr. Schleifer over the prior three years.

(3)	Equal to the estimated cost of providing Dr. Schleifer and his dependents medical, dental, and life insurance benefits for thirty-six months.

(4)	Equal to the aggregate amount of the differences between the exercise prices of Dr. Schleifer’s accelerated stock options and the closing sales price per share of the Company’s common stock on the NASDAQ Global Select Market on December 31, 2012 of $171.07.

(5)	Equal to 1.25 times the sum of (a) Dr. Schleifer’s 2012 base salary and (b) the average bonus paid to Dr. Schleifer over the past three years. For purposes of this calculation, we used Dr. Schleifer’s bonuses paid in 2010, 2011, and 2012 for performance in 2009, 2010, and 2011.

(6)	Equal to the estimated cost of providing Dr. Schleifer and his dependents medical, dental, and life insurance benefits for eighteen months.

(7)	We maintain $1 million of term life insurance covering Dr. Schleifer payable to his designated beneficiary.

(8)	Represents 35% of Dr. Schleifer’s 2012 salary over a period of eighteen months. We have assumed long-term disability coverage exists pursuant to Dr. Schleifer’s employment agreement for the remaining 65% of Dr. Schleifer’s salary.

(9)	Under Dr. Schleifer’s employment agreement, if payments due in connection with a change in control are subject to excise taxes under Code Section 280G of the Internal Revenue Code, we will cut back the payments if the excise tax can be eliminated by reducing his cash severance payments and benefits by less than ten percent. Otherwise, we will pay him an additional “gross up” amount so that his after tax benefits are the same as though no excise tax had been applied. We have determined that Dr. Schleifer would be entitled to an excise tax gross-up payment if he had been terminated on December 31, 2012 as a result of a change in control.

Change in Control Severance Plan

Each of the Named Officers, other than our Chief Executive Officer, participates in our change in control severance plan that was adopted by the board of directors on January 20, 2006. The purposes of the plan are (i) to help us retain key employees, (ii) to help maintain the focus of such employees on our business and to mitigate the distractions caused by the possibility that we may be the target of an acquisition, and (iii) to provide certain benefits to such employees in the event their employment is terminated (or constructively terminated) after, or in contemplation of, a change in control. On November 14, 2008, the change of control severance plan was amended and restated to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

Under the plan, each participant is entitled to receive a cash severance payment in an amount equal to one, or in designated cases, including with respect to the Named Officers other than Dr. Schleifer, two, times the sum of the participant’s annual base salary and his or her average bonus over the prior three years if, within twenty-four months after or six months before a change in control, either the participant resigns his or her employment for Good Reason (as defined in the plan) or the participant’s employment is terminated by the Company for any reason other than Cause (as defined in the plan). This amount will be paid in a lump sum severance payment. A participant so terminated is also entitled to receive a pro rata bonus for the year in which he or she is terminated based on the portion of the year the participant was employed by us. In addition, for either one or two years, as the case may be, plan participants will receive continuation of health care coverage and welfare benefits provided by us, to the extent permitted by our benefit plans, at a cost no greater than what the participant’s cost would have been if he or she had continued his or her employment with the Company.

In the event that a plan participant resigns his or her employment for Good Reason (which generally conforms to the definition in Section 409A), or the participant’s employment is terminated by the Company for any reason other than Cause, in either case within twenty-four months after or six months before a change in control, then the participant’s stock options and other equity awards granted under our long-term incentive plans that would have vested prior to or upon the change in control will become vested on the change in control date, and the exercise period of such equity awards, and other equity awards held by the participant that otherwise would have expired, will be extended to the later of (i) thirty days following the first date after a change in control in which the shares underlying the equity award may be traded, and (ii) the permitted exercise date in the plan or grant assuming the change in control happened immediately prior to the participant’s termination. However, in no event will any stock option or other equity award be extended (i) beyond the expiration date of the grant, or (ii) such that the grant will be subject to the additional tax under Section 409A of the Internal Revenue Code.

In the event that a participant would become subject to a “golden parachute” excise tax under Section 4999 of the Internal Revenue Code as a result of severance benefits and payments, the severance benefits and payments owed to the participant shall be reduced to an amount one dollar less than the amount that would subject the participant to the excise tax, unless the total severance benefits/payments net of the excise taxes are greater than the amount that the participant would receive following any such reduction.

The following table shows the potential payments to our Named Officers (other than our Chief Executive Officer), upon their termination (other than for Cause) or resignation for Good Reason, in the two years following, or the six months prior to, a change of control. The table assumes an effective termination or resignation date of December 31, 2012.

Potential Payments Under Change of Control Severance Plan

	Cash Severance (1)	Medical Insurance Continuation (2)	Value of Accelerated Stock Options/Restricted Stock (3)	Cutback(4)	Total Amount (5)
George D. Yancopoulos, M.D., Ph.D. (4)	$4,525,200	$108,974	$174,478,676	$0	$179,112,850
Murray A. Goldberg (4)	1,768,954	79,870	25,064,063	(477,761)	26,435,126
Neil Stahl, Ph.D. (4)	2,109,519	51,285	32,312,454	(1,007,211)	33,446,047
Robert J. Terifay (4)	1,311,959	51,253	19,050,688	0	20,413,900

(1)	Equal to two times the sum of (a) the Named Officer’s 2012 base salary and (b) the average bonus paid to the Named Officer over the prior three years.

(2)	Equal to the estimated cost of providing each Named Officer and his dependents medical, dental, disability, and life insurance coverage for twenty-four months, plus the estimated cost of providing each Named Officer tax and financial planning advisory services for twenty-four months.

(3)	For stock options, equal to the aggregate amount of the differences between the exercise prices of each Named Officer’s accelerated “in-the-money” stock options and the closing sales price per share of the Company’s common stock on the NASDAQ Global Select Market on December 30, 2012 of $171.07. The amounts include the acceleration of the performance based stock options granted to the Named Officers in December 2010, and December 2011. The amounts also include the value as of December 31, 2012 of unvested restricted stock.

(4)	In accordance with the terms of the change in control severance plan, the total amount for Mr. Goldberg and Dr. Stahl has been reduced to an amount one dollar less than the amount that would subject him to an excise tax under Section 4999 of the Internal Revenue Code. The total amount for Dr. Yancopoulos and Mr. Terifay has not been “cut back” as they would be in a more favorable net after-tax position without any such reduction.

(5)

For purposes of these calculations, (i) we used base salaries as of December 31, 2012, and bonuses paid to the Named Officers in 2010, 2011, and 2012, for performance in 2009, 2010, and 2011, respectively, (ii) we assumed that each Named Officer received his bonus that was earned and paid in 2012 which is described in the Summary Compensation Table on page 38, (iii) we took into consideration, for purposes of determining whether each Named Officer was subject to a reduction under the terms of the change in control severance plan, the fact that each Named Officer’s stock options vest following an involuntary termination without Cause or termination for Good Reason following a change in control (parachute payments for time vesting stock options and restricted stock were valued using Internal Revenue Code Treas. Reg. Section 1.28G-1 Q&A 24(c)), (iv) we assumed an 9.2% annual increase in medical, dental, disability, and life insurance premiums and employer cost of tax and financial planning advisory services for 2013 and 2014, (v) we assumed that the medical insurance benefits received in 2013 and 2014 would be taxable and that the Named Officers would be eligible for a tax gross-up for these benefits under the terms of the change in control severance plan, (vi) although the change in control severance plan provides for restrictive covenants, including a one-year covenant prohibiting the solicitation of company employees, no specific value has been ascribed to these covenants, and (vii) although certain payments to the Named Officers would be subject to potential delays upon separation of service under Section 409A of the Internal Revenue Code, we did not attempt to determine which, if any, payments would be delayed.

Equity Compensation Plan Information

The following table shows information with respect to securities authorized for issuance under the equity compensation plans maintained by the Company as of December 31, 2012.

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans	20,789,511	$56.03	7,353,976 shares of
approved by security holders (1)	shares of		common stock (3)
	common stock
Equity compensation plans not	0	$0.00	44,246 shares of
approved by security holders (2)			Class A Stock
Total	20,789,511	$56.03	7,398,222 shares
	shares of		of common stock
	common stock		and Class A Stock

(1)	The equity compensation plan approved by the security holders is the Second Amended and Restated 2000 Long-Term Incentive Plan.

(2)	The equity compensation plan not approved by security holders is the Executive Stock Purchase Plan which is described in note 16 to the Company’s audited financial statements for the fiscal year ended December 31, 2012.

(3)	There is no restriction to the number of shares that may be issued under the Second Amended and Restated 2000 Long-Term Incentive Plan in the form of Restricted Stock.

OTHER MATTERS

When are shareholder proposals due for the 2014 Annual Meeting of Shareholders?

A shareholder wishing to present a proposal at the 2014 Annual Meeting of Shareholders must submit the proposal in writing and it must be received by the Company at its principal executive offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591 by December 27, 2013, and must satisfy the other conditions established by the Securities and Exchange Commission, in order for such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

Under our By-Laws, proposals of shareholders intended to be submitted for a formal vote (other than proposals to be included in our proxy statement) at the 2014 Annual Meeting may be made only by a shareholder of record who has given notice of the proposal to the Secretary of the Company at our principal executive offices no earlier than 90 days and no later than 60 days prior to the meeting; provided that if less than 70 days notice or public disclosure of the date of the 2014 Annual Meeting is given or made to shareholders, notice by the shareholder in order to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the annual meeting was first mailed or such public disclosure of the annual meeting was made, whichever first occurs. The notice must contain certain information as specified in our By-Laws. Assuming our 2014 Annual Meeting is held on June 13, 2014 in accordance with the Company’s past practice, and at least 70 days’ notice or prior public disclosure of the date of the 2014 Annual Meeting is given or made to shareholders, notice of such proposals would need to be given no earlier than March 15, 2014 and no later than April 14, 2014. Any proposal received outside of such dates will not be considered “timely” under the federal proxy rules for purposes of determining whether we may use discretionary authority to vote on such proposal.

What happens if multiple shareholders share an address?

Applicable rules permit brokerage firms and the Company to send one Notice of Internet Availability of Proxy Materials (or one annual report, proxy statement, and Notice of Internet Availability of Proxy Materials in the case of shareholders who have elected to receive paper copies of our proxy materials) to multiple shareholders who share the same address under certain circumstances. This practice is known as “householding.” We believe that householding will provide greater convenience for our shareholders, as well as cost savings for us by reducing the number of duplicate documents that are sent to your home. Consequently, we have implemented the practice of householding for shares held in “street name” and intend to deliver only one copy of the applicable proxy materials to multiple shareholders sharing the same address. If you wish to receive separate copies of the proxy statement for the 2013 Annual Meeting, the 2012 annual report, or the Notice of Internet Availability of Proxy Materials, you may find these materials at our internet website (www.regeneron.com) or you may stop householding for your account and receive separate printed copies of these materials by contacting our Investor Relations Department, at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, or by calling us at 914-847-7000 and these materials will be promptly delivered to you. If you hold shares registered in your name (sometimes called a shareholder of record), you can elect householding for your account by contacting us in the same manner described above. Any shareholder may stop householding for your account by contacting our Investor Relations Department at the address and/or phone number included above. If you revoke your consent, you will be removed from the householding program within 30 days of receipt of your revocation and each shareholder at your address will receive individual copies of our disclosure documents.

Are there any other matters to be addressed at the Annual Meeting?

We know of no other matters to be brought before the Annual Meeting, except as set forth in this proxy statement. If any other matter is properly presented at the Annual Meeting upon which a vote may properly be taken, shares represented by duly executed and timely submitted proxies will be voted on any such matter in accordance with the judgment of the persons named as proxies in the enclosed proxy card. Discretionary authority for them to do so is contained in the enclosed proxy card.

Who will pay the costs related to this proxy statement and the Annual Meeting?

The solicitation of proxies is being made on behalf of the Company and we will bear the costs of the solicitation. We will be responsible for paying for all expenses to prepare, print and mail the proxy materials to shareholders. In accordance with the regulations of the Securities and Exchange Commission, we will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to the solicitation by use of the mails and the Internet, certain of our officers, directors, and employees may solicit the return of proxies by telephone, email or personal interviews.

How can you receive a printed copy of the Company’s Annual Report on Form 10-K?

Interested shareholders may obtain without charge a copy of our Annual Report on Form 10-K (without exhibits), which includes our audited financial statements for the fiscal year ended December 31, 2012, required to be filed with the Securities and Exchange Commission, by making a written request to Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, New York 10591, Attention: Investor Relations, or by calling our Investor Relations Department at (914) 847-7000.

How do you elect to receive future proxy materials electronically?

If you previously requested to receive proxy materials through the mail, or by means of an e-mail with links to the proxy materials and the proxy voting website, your election will remain in effect until you revoke it. Shareholders currently receiving paper copies of our proxy materials and shareholders who received a paper copy of the Notice of Internet Availability of Proxy Materials, may instead elect to receive all future proxy materials electronically through an e-mail with a link to these documents on the Internet. Receiving these documents online conserves resources, saves the Company the cost of producing and mailing documents to your home or business, and gives you an automatic link to the proxy voting site.

If your shares are registered in your name or you hold shares in the Company Stock Fund in the Company’s 401(k) Savings Plan, to enroll in the electronic delivery service, vote your shares through the Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. If your shares are not registered in your name, to enroll in the electronic delivery service, check the information provided to you by your bank or broker, or contact your bank or broker for instructions on how to elect to view future proxy statements and annual reports over the Internet.

REGENERON PHARMACEUTICALS, INC. 777 OLD SAW MILL RIVER ROAD TARRYTOWN, NY 10591-6707

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

     TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		☐	☐	☐
FOR the following:
1.	Election of Directors
Nominees
01 Michael S. Brown, M.D. 02 Leonard S. Schleifer 03 Eric M. Shooter, Ph.D. 04 George D. Yancopoulos
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.						☐	☐	☐
NOTE: In their discretion, the named proxies may vote on such other business as may properly come before the Annual Meeting or at any adjourned or postponed session thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

REGENERON PHARMACEUTICALS, INC.
Annual Meeting of Shareholders
June 14, 2013 10:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Leonard S. Schleifer, M.D., Ph.D. and Joseph J. LaRosa, and each of them individually, as lawful proxies, each with full power of substitution, to represent the undersigned, with all powers that the undersigned would posses if personally present, and to vote, as indicated on the reverse side of this card, all shares of Common Stock and Class A Stock of Regeneron Pharmaceuticals, Inc., that the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of the Company to be held on June 14, 2013 or at any adjourned or postponed session thereof. This proxy revokes all prior proxies given by the undersigned.

SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF IN ACCORDANCE WITH THE SHAREHOLDER’S SPECIFICATIONS ABOVE. IF YOU SIGN AND RETURN YOUR PROXY CARD IN A TIMELY MANNER, BUT DO NOT INDICATE HOW THESE SHARES ARE TO BE VOTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS AND FOR PROPOSAL 2. THIS PROXY ALSO CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO MATTERS NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED.

Continued and to be signed on reverse side